Exhibit 10.1
Execution Version

Published Deal CUSIP Number: 30237CAA3 Revolver CUSIP Number: 30237CAB1
CREDIT AGREEMENT
Dated as of November 22, 2022
among
F&G ANNUITIES & LIFE, INC.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer and Swing Line Lender,
JPMORGAN CHASE BANK, N.A.,
RBC CAPITAL MARKETS, LLC,
as Co-Syndication Agents,
and
CITIBANK N.A.
CITIZENS BANK, N.A.
KEYBANK NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents
The Other Lenders Party Hereto

BofA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
RBC CAPITAL MARKETS, LLC,
as
Joint Lead Arrangers and Joint Bookrunners

i

Section 7.07.	Change in Business	82
Section 7.08.	Accounting Changes	82
Section 7.09.	Financial Covenants.	89
Section 7.10.	Restrictive Agreements, Etc	83

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES		83
Section 8.01.	Events of Default	83
Section 8.02.	Remedies Upon Event of Default	86
Section 8.03.	Application of Funds	86

ARTICLE IX
ADMINISTRATIVE AGENT		87
Section 9.01.	Appointment and Authority	87
Section 9.02.	Rights as a Lender	87
Section 9.03.	Exculpatory Provisions	87
Section 9.04.	Reliance by Administrative Agent	88
Section 9.05.	Delegation of Duties	89
Section 9.06.	Resignation of Administrative Agent.	89
Section 9.07.	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	90
Section 9.08.	No Other Duties, Etc	91
Section 9.09.	Administrative Agent May File Proofs of Claim	91
Section 9.10.	Certain ERISA Matters.	91
Section 9.11.	Guaranty Matters	92

ARTICLE X
MISCELLANEOUS		93
Section 10.01	Amendments, Etc	93
Section 10.02	Notices; Effectiveness; Electronic Communication.	94
Section 10.03.	No Waiver; Cumulative Remedies; Enforcement	96
Section 10.04	Expenses; Indemnity; Damage Waiver.	97
Section 10.05.	Payments Set Aside	98
Section 10.06.	Successors and Assigns.	99
Section 10.07.	Treatment of Certain Information; Confidentiality	103
Section 10.08.	Right of Setoff	103
Section 10.09.	Interest Rate Limitation	104
Section 10.10.	Counterparts; Integration; Effectiveness	104
Section 10.11.	Survival of Representations and Warranties	104
Section 10.12.	Severability	105
Section 10.13.	Replacement of Lenders	105
Section 10.14.	Governing Law; Jurisdiction; Etc.	106
Section 10.15.	Waiver of Jury Trial	107
Section 10.16.	No Advisory or Fiduciary Responsibility	107
Section 10.17.	Electronic Execution of Assignments and Certain Other Documents	107
Section 10.18.	USA PATRIOT Act	108
Section 10.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	108
Section 10.20.	Electronic Signatures	108
Section 10.21.	ENTIRE AGREEMENT	109
Section 10.22.	Recovery of Erroneous Payments.	109

SIGNATURES	S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.06	Existing Litigation
5.12	ERISA Matters
5.14	Subsidiaries
7.01	Existing Liens
7.02	Consolidations and Mergers; Sales of Assets
7.04	Existing Indebtedness
7.05	Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving Loan Notice
B	Swing Line Loan Notice
C	Revolving Loan Note
D	Swing Line Note
E	Compliance Certificate
F-1	Assignment and Assumption
F-2	Administrative Questionnaire
G-1	Form of U.S. Tax Compliance Certificate
G-2	Form of U.S. Tax Compliance Certificate
G-3	Form of U.S. Tax Compliance Certificate
G-4	Form of U.S. Tax Compliance Certificate
H	Guaranty Supplement
v

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of November 22, 2022, among F&G ANNUITIES & LIFE, INC., a Delaware corporation (the “Borrower”), the guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility pursuant to this Agreement in an initial aggregate principal amount of $550,000,000, and the Lenders are willing to provide such revolving credit facility to the Borrower on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person or (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary. For the avoidance of doubt, “Acquisition” shall not include any transaction or series of related transactions between or among solely Persons that, before giving effect thereto, are the Borrower and/or one or more of its Subsidiaries.
“Act” has the meaning specified in Section 10.18.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% of the Voting Stock of such Person.

“Agent Parties” has the meaning specified in Section 10.02(c).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Annual Statement” means the annual financial statement of any insurance company as required to be filed with the Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP. References to amounts on particular exhibits, schedules, lines, pages and columns of such Annual Statements are based on the formats promulgated by the NAIC for 2021 Annual Statements for the applicable type of insurance company. If such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood that the reference is to information consistent with that recorded in the referenced item in the 2021 Annual Statement of the insurance company.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment from time to time in accordance with this Agreement. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s/Fitch	Facility Fee	Term SOFR +	Base Rate +
1	≥BBB+/Baa1/BBB+	0.20	1.30	0.30
2	BBB/Baa2/BBB	0.25	1.50	0.50
3	BBB-/Baa3/BBB-	0.35	1.65	0.65
4	< BB+ / Ba1/BB+	0.45	1.80	0.80
Initially the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, BAS, JPMorgan Chase Bank, N.A. and RBC Capital Markets, LLC, each in its capacity as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.15(b)(iii).
“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“BAS” means BofA Securities, Inc. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Term SOFR plus 1.00% and (d) 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Capital and Surplus” means, as to any Insurance Subsidiary, as of any date, the total assets minus total liabilities of such Insurance Subsidiary, as at the end of the most recently ended fiscal quarter of such Insurance Subsidiary of which financial statements are available, determined in accordance with SAP.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that has or would have been (i) prior to January 1, 2019, recorded as a capital lease on the balance sheet of the lessee in accordance with GAAP or (ii) on or after January 1, 2019, recorded as a financing lease on the balance sheet of the lessee in accordance with GAAP; provided that, with respect to this clause (ii), such financing lease shall only be a “Capital Lease” to the extent such financing lease would have been recorded prior to January 1, 2019 as a capitalized lease on the balance sheet of the lessee in accordance with GAAP as in effect on December 31, 2015.
“Capital Stock” means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any warrants or options to purchase or otherwise acquire any such equity interests.
“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement constituting a Capital Lease and, for purposes of each Loan Document, the amount of such obligations shall be the capitalized amount thereof to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.
“Cash Collateral Account” means a deposit account at the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize” means the pledging and depositing with, or delivery to, the Administrative Agent, for the benefit of the relevant L/C Issuer, as collateral for the L/C Obligations, cash pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(a)    securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;
(b)    securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities or interest reset period of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 (or long-term ratings of at least A3 or A-) from S&P or Moody’s, respectively, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s;
(c)    commercial paper issued by any Lender or any bank holding company owning any Lender;
(d)    commercial paper maturing not more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from S&P or Moody’s, respectively, and commercial paper maturing not more than 90 days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from S&P or Moody’s, respectively;
(e)    domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof which are either issued by any Lender or any other banks having combined capital and surplus of not less than $100,000,000 (or in the case of foreign banks, the dollar equivalent thereof) or are insured by the FDIC for the full amount thereof;
(f)    repurchase agreements with a term of not more than 30 days for, and secured by, underlying securities of the type without regard to maturity described in clauses (a), (b) or (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; and
(g)    shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types without regard to maturity of securities described in clauses (a) through (f) above.
“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.
“Change in Law” means, with respect to any Lender, the occurrence, after the later of the date of this Agreement and the date such Lender became a Lender, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any Person or “group” of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to one or more Permitted Holders, the Borrower or one of its Subsidiaries, (b) the approval by the holders of the Borrower’s common stock of any plan or proposal for the liquidation or dissolution of the Borrower; or (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person or Group, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Voting Stock of the Borrower.
Notwithstanding the foregoing, any direct or indirect holding company of the Borrower shall not itself be considered a “Person” or a “Group” for purposes of this definition; provided that no “Person” or “Group” (other than the Permitted Holders or another such holding company) beneficially owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming a direct or indirect holding company of the Borrower is directly or indirectly beneficially owned by Persons who beneficially owned the voting power of the Voting Stock of the Borrower immediately prior to it becoming such holding company.
“CME” means CME Group Benchmark Administration Limited.
“CMOs” means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in Swing Line Loans and Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Committed L/C Issuer” means any Lender or Affiliate thereof that, after the Effective Date, provides an L/C Commitment, in each case in its capacity as issuer of Letters of Credit hereunder. As of the Effective Date, there are no Committed L/C Issuers.
“Communication” has the meaning specified in Section 10.20.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, after consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion, after consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” means (without duplication), as to any Person, any direct or indirect liability of that Person, with or without recourse, guaranteeing or intended to guarantee any Indebtedness, lease, dividend or other monetary obligation (the “primary obligations”) of another Person (the “primary obligor”) in any manner, including any obligation of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, including indebtedness under any letter of credit issued to provide credit support on behalf of the primary obligor to the holder of the primary obligations. The amount of any Contingent Obligation shall be deemed equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or (y) the amount of the guaranty if limited in amount or, if not stated or if indeterminable or unlimited in amount, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith. If the Contingent Obligation is limited to recourse against particular assets, the amount of the Contingent Obligation shall be deemed to be the lesser of the above and the fair market value of the applicable assets. Notwithstanding the foregoing, the term “Contingent Obligation” shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business, and (b) obligations of any Insurance Subsidiary under Insurance Contracts, Reinsurance Agreements and Retrocession Agreements (but not including any of the foregoing that constitutes financial reinsurance).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Convertible Indebtedness” means unsecured convertible Indebtedness of the Borrower, including such Indebtedness that is convertible (whether after the satisfaction of any one or more conditions or otherwise) into any combination of shares of Capital Stock and/or cash.
“Credit Extension” means each of the following: (a) a Revolving Borrowing, (b) a Swing Line Borrowing and (c) a L/C Credit Extension.

“Daily Simple SOFR” means, with respect to any applicable determination date, the greater of (a) the sum of (i) the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source) and (ii) the SOFR Adjustment and (b) 0.00%.
“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s or Fitch of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (or, in the absence of such a debt rating, a comparable corporate credit or issuer rating of the Borrower as reasonably determined by the Administrative Agent); provided that (a) if the Borrower has three Debt Ratings, then (i) if at least two of such Debt Ratings fall in the same “Pricing Level” referred to in the definition of “Applicable Rate” (each a “Pricing Level”), such Pricing Level shall apply and (ii) if all such Debt Ratings shall fall in different Pricing Levels, then the Pricing Level associated with the middle of the three Debt Ratings shall apply; (b) if the Borrower has only two Debt Ratings, then (i) if both of such Debt Ratings fall in the same Pricing Level, such Pricing Level shall apply, (ii) if there is a split in the Pricing Levels of such Debt Ratings by a difference of one level, then the Pricing Level of the higher Debt Rating shall apply or (iii) if there is a split in the Pricing Levels of such Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Borrower has no Debt Rating from S&P, no Debt Rating from Moody’s and no Debt Rating from Fitch, the Applicable Rate shall be deemed to be Pricing Level 4.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Swing Line Lender, any other Lender or any L/C Issuer any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans and Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements pursuant to which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, any L/C issuer or the Borrower, to confirm in writing to the

Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Swing Line Lender and each other Lender promptly following such determination.
“Department” means the applicable Governmental Authority of the state or other jurisdiction of domicile of an insurance company responsible for the regulation of said insurance company.
“Discretionary L/C Issuer” means (a) the Administrative Agent and (b) any Lender or Affiliate thereof that, after the Effective Date, agrees in writing with the Borrower and the Administrative Agent to act as a Discretionary L/C Issuer, in each case in its capacity as issuer of Letters of Credit hereunder. Discretionary L/C Issuers, in their capacity as such, shall not have any L/C Commitment.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions specified in Section 4.01 shall first be satisfied (or waived).

“Electronic Copy” has the meaning specified in Section 10.20.
“Electronic Record” has the meaning specified in Section 10.20.
“Electronic Signature” has the meaning specified in Section 10.20.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Eligible Bonds” means (a) debt instruments issued by agencies or instrumentalities of the United States government other than the Department of the Treasury and (b) corporate and municipal debt instruments and corporate preferred stock which are (i) rated at least AAA by S&P and Aaa by Moody’s, (ii) regularly traded on a Public Market, and (iii) not subject to any unduly burdensome federal or state securities laws or other laws which restrict or limit their sale or transfer in any material respect.
“Eligible Government Securities” means obligations which are (a) issued or guaranteed by the United States government (including the Department of the Treasury), (b) regularly traded on a Public Market, and (c) not subject to any unduly burdensome federal or state securities laws or other laws which restrict or limit their sale or transfer in any material respect.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, human health and safety but only as it relates to exposure to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 or ERISA with respect to a Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.06 and 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Facility Fee” has the meaning specified in Section 2.08(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.
“FCPA” has the meaning specified in Section 5.23(b).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means each letter agreement, dated October 31, 2022, between the Borrower and (i) the Administrative Agent and BAS, (ii) JPMorgan Chase Bank, N.A. and (iii) Royal Bank of Canada and RBC Capital Markets, LLC.
“FGL Holdings 2025 Senior Notes” means those certain 5.50% Senior Notes due 2025 issued by Fidelity & Guaranty Life Holdings, Inc. in an original aggregate principal amount of $550,000,000, pursuant to that certain Indenture and that certain First Supplemental Indenture, each dated as of April 20, 2018.
“FGLIC” means Fidelity & Guaranty Life Insurance Company, an Iowa corporation.
“Fitch” means Fitch Ratings, Inc. and any successor thereto.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Swing Line Loans, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof and, with respect to any L/C Obligations, such Defaulting Lender’s Applicable Percentage of L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” has the meaning specified in the definition of “Change of Control”.
“Guaranteed Obligations” means in respect of the obligations of any Guarantor set forth in Article XI of this Agreement or in any other guaranty or guaranty supplement delivered pursuant to Section 6.13, all Obligations of each other Loan Party.
“Guarantors” means, on the Effective Date, each Specified Domestic Guarantor and, thereafter, each party that becomes a Guarantor of the Obligations pursuant to Section 6.13 of this Agreement, in each case, until such time as such party is released from its obligations under the Guaranty in accordance with the terms and provisions hereof.
“Guaranty” means, collectively, the guarantee by each Guarantor set forth in Article XI of this Agreement together with any other guaranty or guaranty supplement delivered pursuant to Section 6.13.
“Guaranty Supplement” has the meaning specified in Section 11.09.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Honor Date” has the meaning specified in Section 2.15(c)(i).
“Increase Effective Date” has the meaning specified in Section 2.13(d).
“Increasing Lender” has the meaning specified in Section 2.13(d).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or incurred in connection with bankers’ acceptances, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (ii) trade accounts payable and accrued expenses, including reinsurance payables, in the ordinary course of business and (iii) accrued pension costs, employee benefits and post-retirement healthcare obligations);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    the principal amount of Capitalized Lease Liabilities and purchase money indebtedness;
(g)    Synthetic Lease Obligations;
(h)    obligations in respect of Redeemable Stock of such Person;
(i)    Receivables Facility Attributed Indebtedness; and
(j)    all Contingent Obligations of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership, joint venture or limited liability company in which such Person is a general partner, a joint venturer or a member and for which such Person has liability. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Indebtedness which is also a Contingent Obligation shall be determined as provided in the definition of “Contingent Obligations”. If any Indebtedness is limited to recourse against particular assets, the amount of the Indebtedness shall be deemed to be the lesser of the fair market value of the applicable assets and the corresponding Indebtedness. “Indebtedness” shall not include (i) obligations of any Insurance Subsidiary under or pursuant to Insurance Contracts, Reinsurance Agreement and Retrocession Agreements, (ii) earn-out obligations in connection with any Permitted Acquisition, (iii) obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the board of directors (or equivalent governing body) of such Insurance Subsidiary, (iv) the following obligations issued or undertaken in connection with a Statutory Reserve Financing: (A) Surplus Debentures or Notes or other obligations of any Special Purpose Subsidiary of the Borrower (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes by an entity formed in connection with a Statutory Reserve Financing, (C) letters of credit issued for the account of any Special Purpose Subsidiary of the Borrower, (D) reimbursement obligations of any Special Purpose Subsidiary, (E) any guarantees by a Borrower or Guarantor of the obligations described in clause (A), (B), (C) or (D) above, (F) reimbursement obligations of a Borrower or Guarantor or (G) capital maintenance or similar obligations of a Borrower or Guarantor in favor of any Special Purpose Subsidiary, (v) undrawn letters of credit in connection with Insurance Contracts, Reinsurance Agreements and Retrocession Agreements entered into in the ordinary course of business and (vi) credit support in connection with reinsurance activities.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Insurance Code” means, with respect to any insurance company, the insurance code of its state of domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.
“Insurance Contract” means any insurance contract or policy issued by an Insurance Subsidiary (including annuities, guaranteed investment contracts and similar policies) but shall not include any Reinsurance Agreement or Retrocession Agreement.
“Insurance Investments” means investments by an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary for its investment portfolio in the ordinary course of business (other than any of its Investments in Subsidiaries engaged in insurance lines of business) consistent with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary or otherwise consistent with Investment guidelines specifically approved by the applicable Department for such Insurance Subsidiary.
“Insurance Subsidiary” means each Subsidiary of the Borrower identified as an Insurance Subsidiary (including Subsidiaries of such Subsidiary) on Schedule 5.14 and each other Subsidiary (including Subsidiaries of such Subsidiary) from time to time in the insurance business as certified by the Borrower in writing to the Administrative Agent.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice, or such other period as agreed by the Borrower and all applicable Lenders and the Administrative Agent; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Interim Statements” means the quarterly financial statement of any insurance company as required to be filed with the Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP. References to amounts on particular exhibits, schedules, lines, pages and columns of such interim statements are based on the formats promulgated by the NAIC for 2021 interim statements for the applicable type of insurance company. If such format is changed in future years so that different information is contained in such terms or they no longer exist, it is understood that the reference is to information consistent with that recorded in the referenced item in the 2021 interim statement of the insurance company.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“L/C Commitment” means, as to any Committed L/C Issuer, its commitment to issue Letters of Credit, and to amend, increase or extend Letters of Credit previously issued by it, pursuant to Section 2.15, in an aggregate available amount of Letters of Credit issued by such L/C Issuer at any time outstanding not to exceed the amount which shall be set forth in the written agreement by which such Lender shall become a Committed L/C Issuer hereunder, in each case as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Committed L/C Issuer, the Borrower and the Administrative Agent. Upon becoming a Committed L/C Issuer, such Committed L/C Issuer shall specify in writing the amount of its L/C Commitment to the Administrative Agent, as such amount may be agreed in writing between the Borrower and such Committed L/C Issuer from time to time. As of the Effective Date, the L/C Commitment is $0.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal (other than through the operation of any “evergreen” provision) or increase of the amount thereof.
“L/C Disbursement” has the meaning specified in Section 2.15(c)(i).
“L/C Fee” has the meaning specified in Section 2.15(i).
“L/C Issuer” means each Committed L/C Issuer and each Discretionary L/C Issuer.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all outstanding Unreimbursed Amounts.
“L/C Reimbursement Loan” has the meaning specified in Section 2.15(c)(i).
“L/C Support” means, with respect to any Letter of Credit, that (a) such Letter of Credit has been Cash Collateralized in an amount equal to 101% of the face amount of such Letter of Credit or (b) other arrangements acceptable to the relevant L/C Issuer with respect to such Letter of Credit have been made.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Legal Requirements” means all applicable Laws made by any Governmental Authority (including any Department) having jurisdiction over the Borrower or a Subsidiary of the Borrower.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes each L/C Issuer and the Swing Line Lender.
“Lender Recipient Party” means collectively, the Lenders, the Swing Line Lender and the L/C Issuers.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder which shall be limited to standby letters of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer and reasonably acceptable to the Borrower.
“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the revolving credit facility hereunder.
“License” means any license, certificate of authority, permit, franchise or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.
“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding any interests of a lessor under any operating leases), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.
“Loan” means a Revolving Loan or a Swing Line Loan.
“Loan Documents” means this Agreement (including the Guaranty herein), each Note, each Fee Letter and all other documents executed and delivered by the Loan Parties to the Administrative Agent or any Lender in connection herewith and designated therein by such Loan Parties and the Administrative Agent as a “Loan Document”.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent) or condition (financial or otherwise)

of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary and includes, in any event, FGLIC and Fidelity & Guaranty Life Insurance Company of New York so long as such Persons are Subsidiaries.
“Material Subsidiary” means, at any time, (a) each Subsidiary of the Borrower identified as a Material Subsidiary on Schedule 5.14 and (b) each other Subsidiary having (on a consolidated basis with its Subsidiaries) at such time either (i) total (gross) revenues for the Test Period in excess of 5% of the total (gross) revenues of the Borrower and its Subsidiaries for such Test Period or (ii) total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of 5% of the total assets of the Borrower and its Subsidiaries as of such day, in each case, based upon the Borrower’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.
“Maturity Date” means the earlier to occur of (x) November 22, 2025 and (y) the Springing Maturity Date; provided, however, that if either such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.
“Net Disposition Proceeds” means, as to any disposition by a Person, proceeds in cash as and when received by such Person, net of (a) the direct costs and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) relating to such disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) the amount of all taxes paid or reasonably estimated to be payable by such Person in connection therewith, but including the excess, if any, of the estimated taxes payable in connection with such disposition over the actual amount of taxes paid, immediately after the payment of such taxes, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition, (d) in the case of a disposition of a Person, payments required to be made to holders of minority interest in such Person as a result of such disposition and (e)  the amount of any reasonable reserve established in accordance with GAAP (i) in respect of adjustments in the sale price of the asset which is the subject of such disposition and (ii) against any liabilities (other than any taxes deducted pursuant to clause (b) above) associated with the assets sold or disposed of and retained by the Borrower or any of its Subsidiaries (provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Disposition Proceeds realized on the date of such reduction).
“Net Income” means, for any period, (a) for the Borrower’s Subsidiaries which are non-Insurance Subsidiaries, the net income of such non-Insurance Subsidiaries from continuing operations before extraordinary items (excluding from the calculation of net income gains and losses from dispositions of assets) for that period and (b) for purposes of Section 7.09(a), the net income of the Borrower and its Subsidiaries from continuing operations before extraordinary items (excluding from the calculation of net income (x) gains and losses from dispositions of assets and (y) any net income attributable to any noncontrolling interest) for that period.
“Net Worth” means, at any time, the sum of all amounts (without duplication) which, in accordance with GAAP, would be included in the Borrower’s total equity (excluding (x) for purposes of Section 7.09(a) only, the Net Worth attributable to any noncontrolling interest and (y) any Accumulated Other Comprehensive Income (AOCI)) as required to be reported in the Borrower’s then most recent consolidated balance sheet required to be delivered to the Administrative Agent pursuant to this Agreement.
“Net Worth Test Date” has the meaning specified in Section 7.09(a).
“Non-Consenting Lender” means any Lender (i) that does not approve any consent, waiver or amendment that (A) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (B) has been approved by the Required Lenders or (ii) that prohibits an Acquisition by the Borrower or a Subsidiary by the exercise of clause (c) of the definition of “Permitted Acquisition”, which Acquisition would otherwise be a Permitted Acquisition.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Renewal Notice Date” has the meaning specified in Section 2.15(b)(iii).
“Notes” means, collectively, the Revolving Loan Notes and the Swing Line Note.
“Obligations” means all advances to, and debts, liabilities and monetary obligations of, the Borrower or any other Loan Party to any Lender, any L/C Issuer, the Administrative Agent, any Indemnitee or any Affiliate of any Lender or L/C Issuer arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) any payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (i) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred, based on creditworthiness issues, nor (ii) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness and is not so characterized prior to such application or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Relevant Rate Successor Rate” has the meaning specified in Section 3.03(b).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.06 and 10.13).
“Outstanding Amount” or “Outstandings” means, on any date, (a) the aggregate outstanding principal amount of Revolving Loans and Swing Line Loans after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Accounts Securitization” means, with respect to the Borrower and its Subsidiaries, any pledge, sale, transfer, contribution, conveyance or other disposition to a Securitization Vehicle of (a) accounts, chattel paper, instruments or general intangibles (each as defined in the UCC) arising in connection with the sale of goods or the rendering of services by such Person, including, without limitation, the related rights to any finance, interest, late payment charges or similar charges (such items, the “Receivables”), (b) such Person’s interest in the inventory or goods the sale of which by such Person gave rise to such Receivable (but only to the extent such inventory or goods consists of returned or repossessed inventory or goods, if any), (c) all other guaranties, letters of credit, insurance and security interests or liens purporting to secure or support payment of such Receivable, (d) all insurance contracts, service contracts, books and records associated with such Receivable, (e) any lockbox, post office box or similar deposit account related solely to the accounts being transferred, (f) cash collections and cash proceeds of such Receivable and (g) any proceeds of the foregoing (all such items referenced in clauses (a) through (g), the “Transferred Assets”) which such sale, transfer, contribution, conveyance or other disposition is funded by the Securitization Vehicle in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such Transferred Assets; provided that the aggregate amount of gross proceeds available to the Borrower or any Subsidiary in connection with all such transactions shall not at the time of incurrence thereof exceed the greater of (i) $100,000,000 and (ii) 3% of Net Worth as of the end of the immediately preceding fiscal quarter and provided further that such sale, transfer, contribution, conveyance or other disposition and any Indebtedness arising from such sale, transfer, contribution, conveyance or other disposition shall be without recourse to the Borrower or any of its Subsidiaries except with respect to (A) reductions in the balance of such Receivable as a result of any defective or rejected goods or set off by the obligor of such Receivable transferred by such Person, or (B) breaches of representations or warranties by such Person in any agreement, document or instrument executed by such Person in connection with such pledge, sale, transfer, contribution, conveyance or disposition.
“Permitted Acquisition” means, at any time of determination, any Acquisition by the Borrower or any of its Subsidiaries with respect to which each of the following requirements are met:
(a)    such Acquisition has been approved and recommended by the board of directors or general partner (or similar entity) of the Person to be acquired or which owns the assets of the Person be acquired;

(b)    at the time of such Acquisition, no Event of Default shall have occurred and be continuing or would result therefrom; and
(c)    the business of the Person or assets to be acquired is in the insurance business or is in an industry or business to which making a loan would not violate one or more lending policies of any Lender, provided that any such Lender’s policies are uniformly administered and applied to all corporate borrowers by such Lender.
“Permitted Holder” means any or a combination of any of (a) Fidelity National Financial, Inc. (or its successor), (b) any Affiliate or related party of any person specified in clause (a), and (c) any Person both the capital stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b) or any Group in which the Persons specified in clauses (a) and (b) own more than a majority of the voting power of the Voting Stock held by such Group, and any person that is a member of any such Group.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Security Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval) and (f) transactions in which a federal home loan mortgage bank (a “FHLMB”) makes loans to an Insurance Subsidiary, that are sufficiently secured by appropriate assets of such Insurance Subsidiary consisting of Qualifying Collateral in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pricing Level” has the meaning specified in the definition of “Debt Rating”.
“Primary Policies” means any insurance or reinsurance policies issued by a Loan Party or any Insurance Subsidiary.
“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall mean a nationally recognized United States public exchange or other market reasonably acceptable to the Administrative Agent on which securities, debt instruments and/or mutual funds are regularly traded.
“Qualifying Collateral” means: (i) whole mortgage loans, including residential first mortgage, multifamily mortgage, home equity line of credit (HELOC), second mortgage and commercial mortgage; (ii) loans secured by farmland; (iii) government and agency securities, including treasuries, agencies, agency mortgage back security (MBS) pass-through, agency collateralized mortgage obligation (CMO) or real estate mortgage investment, real estate mortgage investment conduit (REMIC), Small Business Administration (SBA) pool certificates, Federal Deposit Insurance Corporation (FDIC) and National Credit Union Administration (NCUA) guaranteed notes and Government National Mortgage Association (Ginnie Mae) home equity conversion mortgage (HECM); (iv) non-agency securities, including municipal securities, private placement securities, residential mortgage-backed securities, commercial mortgage-backed securities (CMBS) and asset-backed securities secured by HELOC/second mortgage loan collateral; and (v) cash.
“Rating Agency” means S&P, Moody’s or Fitch, collectively, the “Rating Agencies”.
“RBC Ratio” means on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Department) for FGLIC to (b) the aggregate “Authorized Control Level Risked-Based Capital” (as defined by the applicable Department) for FGLIC.
“RBC Ratio Test Condition” has the meaning specified in Section 7.09(c).
“Receivables” has the meaning specified in the definition of “Permitted Accounts Securitization”.
“Receivables Facility Attributed Indebtedness” means the amount of recourse obligations outstanding under a receivables purchase facility on any date of determination.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer, the Swing Line Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
“Redeemable Stock” means any Equity Interests of the Borrower or any of its Subsidiaries which prior to November 22, 2025 is or may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.
“Register” has the meaning specified in Section 10.06(c).
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer, or has transferred or ceded to it by another insurer, all or part of the liability assumed or assets held under one or more Insurance Contract (including any insurance, annuity, reinsurance or retrocession policy, agreement, contract, treaty, certificate or similar arrangement). Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Revolving Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a Swing Line Loan, a Swing Line Loan Notice and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender in making such determination.
“Rescindable Amount” has the meaning specified in Section 2.11(b)(i).
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, executive vice presidents, chief financial officer, treasurer, controller, secretary or assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restricted Payments” has the meaning specified in Section 7.06.
“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Swing Line Loans and Letters of Credit at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent and reasonably acceptable to the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.
“Sanctions” has the meaning specified in Section 5.23(a).
“SAP” means, as to any insurance company, the statutory accounting practices prescribed or permitted by the applicable Department, or in the event that such Department fails to prescribe or address such practices, NAIC guidelines.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Vehicle” means one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of the Borrower and are Persons organized for the limited purpose of entering into a Permitted Accounts Securitization and whose structure is designed to insulate such vehicle from the credit risk of the Borrower and its other Subsidiaries.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means 0.10%.
“Solvent” means, as to any Person at any time, that (a) the sum of the debt (including contingent liabilities) of such Person does not exceed the fair value of the assets (on a going concern basis) of such Person, (b) the capital of such Person is not unreasonably small in relation to the business of such Person; and (c) such Person does not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Subsidiary” means any Subsidiary formed to issue Surplus Debentures or Notes or other obligations in connection with a Statutory Reserve Financing or enter into Insurance Contracts, Reinsurance Agreements or Retrocession Agreements in connection with a Statutory Reserve Financing or enter into ancillary obligations in respect of the foregoing.
“Specified Domestic Guarantor” means each Domestic Subsidiary that is an obligor in respect of the FGL Holdings 2025 Senior Notes as of the Effective Date.
“Specified Foreign Guarantor” means each Foreign Subsidiary that is an obligor in respect of the FGL Holdings 2025 Senior Notes as of the Effective Date.

“Springing Maturity Date” means the date that is 91 days prior to the stated maturity date of the FGL Holdings 2025 Senior Notes, unless (w) the principal amount of the FGL Holdings 2025 Senior Notes is $150,000,000 or less at such time, (x) the FGL Holdings 2025 Senior Notes have been redeemed or defeased in full, and any refinancing Indebtedness incurred in connection therewith matures at least 91 days after the date that is 3 years from the Effective Date or (y) Fidelity & Guaranty Life Holdings, Inc. or the Borrower shall have deposited in an escrow account held by the Administrative Agent cash in an amount sufficient to reduce the principal amount of the FGL Holdings 2025 Senior Notes to $150,000,000 or less (and shall also have deposited in such account accrued interest and premium (if any) attributable to the principal amount of the FGL Holdings 2025 Senior Notes so reduced), with such escrow arrangement on terms and conditions reasonably acceptable to the Administrative Agent.
“Statutory Reserve Financing” means a transaction or series of transactions entered into primarily for the purpose of financing a portion of the statutory reserves required to be held by an Insurance Subsidiary, where the proceeds or funding obligations provided by the financing counterparty or counterparties in such transaction or transactions are not expected, as of the date such transaction or transactions are entered into, to be used or applied to pay insurance or reinsurance claims reasonably projected to be payable as of the date such transaction or transactions are entered into.
“Strategic Investment Subsidiaries” means any Person in which the Borrower or any Subsidiary (a) owns a minority Investment on the Effective Date or (b) acquires a minority Investment after the Effective Date, in each case at such time as such Person becomes a Subsidiary and, subject to Section 6.12, solely for so long as such Person continues to be a Subsidiary. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, (i) the only representations and warranties made herein with respect to the Subsidiaries of the Borrower that shall apply to the Strategic Investment Subsidiaries and their respective Subsidiaries are the representations and warranties made in Section 5.05 and Section 5.14, (ii) the only covenants made herein with respect to the Subsidiaries of the Borrower in Articles VI and Articles VII that shall apply to the Strategic Investment Subsidiaries and their respective Subsidiaries are the covenants made in Section 6.01, Section 6.12, Section 7.01, Section 7.02, Section 7.04, Section 7.05 and Section 7.09 and (iii) each reference to “Subsidiary” in the Events of Default specified in Article VIII (other than (x) in Section 8.01(f), (y) in Sections 8.01(b) and 8.01(c) as each relates to the performance by a Strategic Investment Subsidiary of the covenants in Sections 6.01, 6.12, 7.01, 7.02, 7.04, 7.05 and 7.09 and (z) in Section 8.01(d) as it relates to the representations and warranties made in Section 5.05 and Section 5.14) shall not refer to any Strategic Investment Subsidiary or any of its Subsidiaries.
“Subject Transaction” means, (a) any Permitted Acquisition or any other Acquisition, in each case that is permitted by this Agreement, (b) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or any Subsidiary) not prohibited by this Agreement, (c) any incurrence of Indebtedness (other than revolving Indebtedness), (d) any repayment of Indebtedness, (e) any issuance of Capital Stock and/or (f) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.
“Subsidiary” of a Person means any Person of which more than 50% of the Voting Stock, or other Equity Interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.
“Successor Rate” has the meaning specified in Section 3.03(b).

“Sufficient Liquidity” means cash and Cash Equivalents (including, without limitation, availability under this Agreement), Eligible Bonds and Eligible Government Securities in an aggregate amount equal to or greater than the principal amount of any Convertible Indebtedness that is surrendered for conversion or required to be prepaid, to the extent cash is payable in respect of the applicable conversion or prepayment.
“Surplus Debentures or Notes” means, as to any Insurance Subsidiary, debt securities or notes of such Insurance Subsidiary issued to any of its Affiliates the proceeds of which are permitted to be included, in whole or in part, as Capital and Surplus of such Insurance Subsidiary as approved and permitted by the applicable Department and are of a type generally described in the insurance industry as a “surplus note”.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line” means the revolving credit facility that may be made available by the Swing Line Lender pursuant to Section 2.03.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.03(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent and reasonably acceptable to the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit D.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of any Interest Period with a term equivalent to such Interest Period; provided, that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided, that, if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than 0.00%, then Term SOFR shall be deemed 0.00% per annum for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).
“Term SOFR Successor Rate” has the meaning specified in Section 3.03(b).
“Termination Date” has the meaning specified in the lead-in to Article VI.
“Test Period” means, for any determination under this Agreement, (a) for any Person which becomes a Subsidiary pursuant to an Acquisition, (i) during the fiscal year of the Borrower during which such Acquisition is consummated, the period beginning on the first day of such fiscal year and ending on the last day of the fiscal quarter of the Borrower then last ended and (ii) at all times after the end of the fiscal year of the Borrower during which such Acquisition is consummated, the four consecutive fiscal quarters of the Borrower then last ended and (b) for the Borrower and any other Subsidiary, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Capitalization” means, at any time, the sum of Net Worth and Total Debt.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Debt” means, at any time, with respect to the Borrower and its Subsidiaries (including, for the avoidance of doubt, any Strategic Investment Subsidiary and its Subsidiaries at the time of determination) Indebtedness, as reported on the consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP (and excluding, for the avoidance of doubt, intercompany Indebtedness among the Borrower and its Subsidiaries); provided that Total Debt shall not include Indebtedness arising under letters of credit, except to the extent any drawing thereunder is not reimbursed within three Business Days.
“Total Debt to Total Capitalization Ratio” means, at any time, the ratio of Total Debt to Total Capitalization at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Transferred Assets” has the meaning specified in the definition of “Permitted Accounts Securitization”.
“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability” means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets as of the most recent valuation date with respect to which a valuation is available at the time of determination, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.
“Wholly-Owned Subsidiary” means any Person in which (other than directors’ qualifying Equity Interests required by Law) 100% of the Voting Stock and 100% of the Equity Interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or a part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    For purposes of Section 8.01, a breach of a financial covenant contained in Section 7.09 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last day of any specified measuring period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent and the Lenders.
(e)    For all purposes hereunder and under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.03.    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as applicable, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements and the December 31, 2021 Annual Statements, as the case may be, except for changes authorized or required by GAAP (but subject to clause (b) of this Section 1.03), and except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP or SAP or any change in accounting treatment or practices required or authorized by any Governmental Authority, as applicable, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP or required by any Governmental Authority, as applicable (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, without giving effect to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or SAP or required by any Governmental Authority, as applicable. .
(c)    Notwithstanding anything to the contrary contained in this Agreement (including paragraph (a) or (b) above or in the definition of “Capital Leases”), in the event of an accounting change requiring any leases that would not previously have been capitalized in conformity with GAAP on December 31, 2015 to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on December 31, 2015) that would constitute Capital Leases in conformity with GAAP on December 31, 2015 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. (in each case, other than with respect to the financial statements required to be delivered hereunder).
Section 1.04.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number) and shall exclude the financial results of any Person which, solely due to ASC 810 requires the Borrower to consolidate in its financial statements, but only to the extent that the owners of such Person’s Indebtedness have no recourse, directly or indirectly, to the Borrower or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness.
Section 1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Section 1.06.    Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” or “Maturity Date”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
Section 1.07.    Certain Calculations and Tests. Notwithstanding anything to the contrary herein, if since the end of the most recent fiscal quarter of the Borrower and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries or any joint venture since the end of such fiscal quarter has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a pro forma basis for such fiscal quarter as if such Subject Transaction had occurred at the beginning of the applicable fiscal quarter; it being understood, that solely for purposes of calculating compliance with Section 7.09, the date of the required calculation shall be the last day of the applicable fiscal quarter, and no Subject Transaction occurring thereafter shall be taken into account.
Section 1.08.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.
Section 1.09.    Privilege, Confidentiality, Etc.. Notwithstanding any obligation to provide information under any Loan Document or allow the Administrative Agent, the Lenders or any third party to access or inspect the books and records of the Borrower or its Subsidiaries or otherwise as set forth in this Agreement or any other Loan Document, none of the Borrower or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Borrower owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 1.09); provided, further, that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on this Section 1.09 relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice thereof to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01.    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.
Section 2.02.    Borrowings, Conversions and Continuations of Revolving Loans.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each Revolving Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any such Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its

Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Reimbursement Loans outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Swing Line Loans and L/C Reimbursement Loans, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of the Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Revolving Loans.
Section 2.03.    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, but in its sole discretion and without any obligation, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01) is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.03(c)(i) because the conditions to borrowing in Section 4.02 have not been satisfied, the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the applicable conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.03 to refinance such Lender’s Applicable Percentage of any

Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.04.    Prepayments.
(a)    The Borrower may, upon notice to the Administrative Agent (which notice may, at the Borrower’s election, be conditioned upon the effectiveness of other transactions, provided the Borrower shall compensate each Lender for any additional amounts required pursuant to Section 3.05 suffered as a result of the revocation of any conditional notice), at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall, subject to the satisfaction of any conditions specified therein, make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.14, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay (which may be with the proceeds of a Revolving Loan) Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such partial prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or provide L/C Support to the relevant L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to provide L/C Support with respect to the L/C Obligations pursuant to this Section 2.04(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments.
Section 2.05.    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent (which notice may, at the Borrower’s election, be conditioned upon the effectiveness of other transactions, provided the Borrower shall compensate each Lender for any additional amounts required pursuant to Section 3.05 suffered as a result of the revocation of any conditional notice), terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice (which may be in electronic form) shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments or such sublimit. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender, ratably, according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
(b)    Mandatory. The Commitment of each Lender shall automatically terminate on the Maturity Date.
Section 2.06.    Repayment of Loans.
(a)    The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
Section 2.07.    Interest(a)    .
(a)    Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.08.    Fees.
(a)    Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee (“Facility Fee”) equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Loans and Swing Line Loans), regardless of usage, subject to adjustment as provided in Section 2.14. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans or Swing Line Loans remain outstanding), including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in each Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.09.    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.10.    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan Note and/or a Swing Line Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Note to the Borrower upon the occurrence of the Termination Date (or as promptly thereafter as practicable) and upon the request of the Borrower. If any Lender loses the original copy of its Note, it shall, at the request of the Borrower, execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.11.    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Term SOFR Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal

Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01) are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.12.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.13.    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments to an amount not exceeding $825,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000, and in whole multiples of $5,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond

(which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase (the Persons providing such additional commitments in connection with such increase collectively, the “Increasing Lenders”). The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower (and, if requested by the Administrative Agent, each other Loan Party) approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.
(f)    Reallocation. Upon the implementation of any increase pursuant to this Section 2.13 (i) each then-existing Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Increasing Lender, and each Increasing Lender will automatically and without further act be deemed to have assumed a portion of such existing Lender’s participations hereunder in outstanding Swing Line Loans and Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each Increasing Lender) participations hereunder in Swing Line Loans and Letters of Credit shall be held ratably on the basis of their respective Commitments (after giving effect to any increased Commitment pursuant to Section 2.13) and (ii) the existing Lenders shall assign Revolving Loans to the Increasing Lenders, and such Increasing Lenders shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Lenders participate in each outstanding Revolving Loan Borrowing pro rata on the basis of their respective Commitments (after giving effect to any increased Commitment pursuant to this Section 2.13); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (f). Notwithstanding the foregoing, for purposes of Section 3.05, the amount of any automatic reallocation described in this clause (ii) of this clause (f) shall be deemed to be a prepayment thereunder and the Borrower shall compensate each Lender for any additional amounts required pursuant thereto.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.04, 2.12 or 10.01 to the contrary.
(h)    L/C Sublimit. L/C Sublimit. On the Increase Effective Date, the Letter of Credit Sublimit permitted hereunder may be increased by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the relevant L/C Issuer.
Section 2.14.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent (but in no event later than five Business Days after receipt) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section

2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Each Defaulting Lender shall be entitled to receive fees payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Revolving Loans funded by it.
(B)    With respect to any fee payable under Section 2.08(a), the Borrower shall not be required to pay to the applicable Defaulting Lender or any other Lender any such fee that, but for subsection (A) above, would have accrued with respect to a Defaulting Lender’s Commitment.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Loans or Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund such portion of any Swing Line Loan that equals such Defaulting Lender’s Applicable Percentage of such Swing Line Loan, and the L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied (in their reasonable judgment) that the related exposure and the Defaulting Lender’s then outstanding Applicable Percentage of all L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(a), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(a) (and such Defaulting Lender shall not participate therein).
(v)    Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure.
(vi)    Cash Collateralization of L/C Obligations. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Applicable Percentage of all L/C Obligations.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the L/C Issuers and Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.15.    Letters of Credit.
(a)    The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, (A) each Committed L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.15, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or, so long as the Borrower is the primary obligor and signatory to the Letter of Credit Application, for the account of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.15(b), and (2) to honor drafts under the Letters of Credit, (B) any Discretionary L/C Issuer may, in its sole discretion (but without any commitment to do so) and in reliance upon the agreements of the other Lenders set forth in this Section 2.15, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or, so long as the Borrower is the primary obligor and signatory to the Letter of Credit Application, for the account of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.15(b), and (2) to honor drafts under the Letters of Credit; and (C) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary; provided, that no Committed L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, no Discretionary L/C Issuer shall be permitted to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension or after giving effect thereto, (w) the Total Outstandings would exceed the Aggregate Commitments, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) solely in the case any L/C Credit Extension by a Committed L/C Issuer, the aggregate available amount of the Letters of Credit issued by such Committed L/C Issuer would exceed such Committed L/C Issuer’s L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(i)    An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which, in each case, such L/C Issuer in good faith deems material to it;
(B)    subject to Section 2.15(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the relevant L/C Issuer has approved such expiry date; or
(C)    the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer applicable to similarly situated borrowers under comparable credit facilities and letters of credit generally.
(ii)    The expiry date of any requested Letter of Credit shall not occur after the Letter of Credit Expiration Date, unless all Lenders (other than any Lender that is a Defaulting Lender) have approved such expiry date or the Borrower confirms to the L/C Issuer that the Letter of Credit will become subject to L/C Support in accordance with Section 2.15(g); provided, that in no event shall a Letter of Credit have an expiry date later than the first anniversary of the Maturity Date.
(iii)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with the applicable L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the relevant L/C Issuer may agree in its reasonable discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D)

the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency of such Letter of Credit (which shall be Dollars), (H) if the Letter of Credit is being issued for the account of a Subsidiary in accordance with Section 2.15(a), the name of such Subsidiary and (I) subject to the terms of this clause (i), such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) subject to the terms of this clause (i), such other matters as the relevant L/C Issuer may reasonably request. No Letter of Credit, Letter of Credit Application or other document entered into by the Borrower with any L/C Issuer relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and if any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.
(ii)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the relevant L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, the relevant Committed L/C Issuer shall (or, in the case of a Discretionary L/C Issuer, may), on the requested date, issue a Letter of Credit for the account of the Borrower (or the account of a Subsidiary if done so in accordance with Section 2.15(a)) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or such later date if the Borrower confirms to the L/C Issuer that the Letter of Credit will become subject to L/C Support in accordance with Section 2.15(g)); provided, that in no event shall a Letter of Credit have an expiry date later than the first anniversary of the Maturity Date; provided further that the relevant L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation, or would not be permitted, at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.15(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Renewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (an “L/C Disbursement”), the relevant L/C Issuer shall notify the Borrower and the Administrative Agent thereof not later than 3:00 p.m. two Business Days after any payment by the relevant L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the currency of the drawn Letter of Credit; provided, that if notice of such drawing is not provided to the Borrower prior to 12:00 noon on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the currency of the drawn Letter of Credit (which shall be Dollars) on the third succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit (provided, that the Borrower may request in accordance with Section 2.02 that each such payment be financed in the case of a Letter of Credit denominated in Dollars, with a Base Rate Loan in an equivalent amount (any such Revolving Loan, an “L/C Reimbursement Loan”), and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting Borrowing (it being understood and agreed that the Borrower may also request a Swing Line Loan to reimburse such L/C Disbursement in accordance with Section 2.03). If the Borrower fails to so reimburse the relevant L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Commitments. Any notice given by the relevant L/C Issuer or the Administrative Agent pursuant to this Section 2.15(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender (including the Lender acting as the relevant L/C Issuer) shall upon any notice pursuant to Section 2.15(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (if such notice is provided to the Lenders prior to 11:00 a.m. on such date, and otherwise, by no later than two hours after receipt of such notice), whereupon, subject to the provisions of Section 2.15(c)(ii), each Lender that so makes funds available shall be deemed to have made an Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in the currency of the drawn Letter of Credit (which shall be Dollars).
(iii)    [Reserved].
(iv)    Until each Lender funds its Loan pursuant to this Section 2.15(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Lender’s obligation to make Loans to reimburse the relevant L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.15(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.15(c) by the time specified in Section 2.15(c)(i), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount (with interest as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing. A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.15(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    If, at any time after the relevant L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s Loan in respect of such payment in accordance with Section 2.15(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of any cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the currency of the applicable Letter of Credit and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of relevant L/C Issuer pursuant to Section 2.15(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse any L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, or any term or provision therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;

None of the Administrative Agent, the Lenders nor the L/C Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant L/C Issuer; provided, that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant L/C Issuer.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Administrative Agent, any Lender, any L/C Issuer, any of their Related Parties nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under this Agreement or any other agreement. None of any L/C Issuer, any Agent Party, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.15(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and any L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential or punitive damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (as finally determined by a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the relevant L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the relevant L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    L/C Support. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall, within three Business Days, provide L/C Support with respect to any such Letter of Credit. Any cash used to Cash Collateralize Letters of Credit shall be maintained in a Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than rights or claims of the Administrative Agent arising by operation of law or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount in the Cash Collateral Account exceeds the aggregate Outstanding Amount of all L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.
(h)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply on an exception basis only to certain standby Letters of Credit as may be required by local law or statute.
(i)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee (each an “L/C Fee”) for each Letter of Credit issued for the account of the Borrower or any Subsidiary equal to the Applicable Rate for Term SOFR Loans times the daily maximum amount then available to be drawn under such Letter of Credit. Such L/C Fee shall be computed on a quarterly basis in arrears and shall be payable in the currency of the applicable Letter of Credit. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit until the earlier of (i) the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any L/C Obligations attributable to its Commitment and (ii) the Termination Date. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account, in the currency of each Letter of Credit, a fronting fee with respect to such Letter of Credit issued by such L/C Issuer for the account of the Borrower equal to 0.125% per annum (or, in the case of any L/C Issuer, any lesser percentage that may be agreed by the Borrower and such L/C Issuer) of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit until the earliest of (i) the expiration date of such Letter of Credit, (ii) the date on which such Letter of Credit terminates and (iii) the Termination Date. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.
(k)    Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)    Defaulting Lenders. This Section 2.15 shall be subject to the applicable provisions of Section 2.14 in the event any Lender becomes a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01.    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the Borrower or the Administrative Agent shall be required by U.S. federal Law to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with U.S. federal Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings and deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If the Borrower or the Administrative Agent shall be required by any applicable Laws other than U.S. federal Law to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings and deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications. (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor accompanied by the certificate described below in this clause (c)(i), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate, showing the calculation of the amount owed in reasonable detail, as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding any obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower, as the case may be, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(h)    Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.
Section 3.02.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the SOFR or Term SOFR, or to determine or charge interest rates based upon the SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (and each Lender hereby agrees to provide such notice promptly after any such circumstances ceasing to exist). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent and the Borrower are advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR (and each Lender hereby agrees to provide such notice promptly after any such illegality ceasing to exist). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03.    Inability to Determine Rates.
(a)    If prior to (x) the commencement of any Interest Period for any Borrowing of Term SOFR Loans or (y) a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b) and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining the Term SOFR for any requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or the determination of the Term SOFR component of the Base Rate in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent reasonably determines, or is advised by the Required Lenders, that for any reason that the Term SOFR with respect to a proposed Loan for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, as the case may be, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in Section 3.03(a)(ii), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans, as the case may be (to the extent of the affected Term SOFR Loans or Interest Periods), or, failing that, will be deemed to have converted such request with respect to any Loan denominated in Dollars into a request for a Borrowing of Base Rate Loans in the amount specified therein and (B) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Term SOFR because either (x) none of the one month, three month and six month interest periods of Term SOFR is or (y) the Term SOFR Screen Rate is not, in either case, available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which all tenors of the Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of loans denominated in Dollars, or shall or will otherwise cease, provided, that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such interest period(s) of Term SOFR or the Term SOFR Screen Rate, in either case, after such specific date (the latest date on which all tenors of the Term SOFR or Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, (x) with respect to Term SOFR, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan

Document (the “Term SOFR Successor Rate”), and (y) if Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace any then current Successor Rate in accordance with this Section 3.03 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, an “Other Relevant Rate Successor Rate” and together with the Term SOFR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all relevant Lenders and the Borrower unless, in the case of any amendments in connection with an Other Relevant Rate Successor Rate, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
If the relevant Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each relevant Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00% per annum, the Successor Rate will be deemed to be 0.00% per annum for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(c)    For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make the relevant Loans shall be excluded from any determination of Required Lenders.

Section 3.04.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Term SOFR (or of maintaining its obligation to make any such Loan) (or, in the case of clause (ii), any Loan), or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit),or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer, as the case may be, hereunder (whether of principal, interest or any other amount) then, within 30 days after a receipt of a request of such Lender accompanied by the certificate described in clause (c) below, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender or L/C Issuer shall make a demand for payment hereunder unless such Lender is also making demand for payment on similarly situated borrowers.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that no Lender shall make a demand for payment hereunder unless such Lender is also making demand for payment on similarly situated borrowers.
(c)    Certificates for Reimbursement. Any request or demand for payment under this Section 3.04 shall be accompanied by a certificate of the relevant Lender (i) (A) setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and (B) certifying that such Lender is also generally making demand for payment on similarly situated borrowers and (ii) delivered to the Borrower. Any such certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s demand for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.05.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the amount payable to such Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual out-of-pocket loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise but excluding any payment or prepayment as a result of a Lender’s failure to make a payment pursuant to Section 2.11(b)(i));
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.13(f) or Section 10.13;
including any loss, cost or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Section 3.06.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04 or invokes Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section

3.06(a), the Borrower may replace such Lender in accordance with Section 10.13. Notwithstanding anything to the contrary, any Lender that acts as L/C Issuer may not be replaced by operation of this Section 3.06 at any time that it has any Letter of Credit outstanding unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby Letter of Credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.
Section 3.07.    Survival. All of the parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01.    Conditions to Effective Date. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following:
(i)    duly executed counterparts of this Agreement that, when taken together, bear the signatures of the Borrower, each Specified Domestic Guarantor, each Lender, the Administrative Agent, each Swing Line Lender and the L/C Issuer;
(ii)    a Revolving Loan Note executed by the Borrower in favor of each Lender requesting a Revolving Loan Note at least three Business Days in advance of the Effective Date;
(iii)    a Swing Line Note executed by the Borrower, if requested by the Swing Line Lender at least three Business Days in advance of the Effective Date;
(iv)    a closing certificate executed by a Responsible Officer of the Borrower and each Specified Domestic Guarantor as of or about the Effective Date, certifying as to (x) the charter and bylaws of each such Loan Party and (y) (a) the resolutions or other corporate action of each such Loan Party authorizing the execution and performance of, and (b) the incumbency and specimen signature of each officer of each such Loan Party executing, this Agreement and the other Loan Documents to which each such Loan Party is a party;
(v)    a certificate of good standing with respect to the Borrower and each Specified Domestic Guarantor from the Secretary of State of the State of such Loan Party’s organization (to the extent relevant and available in the jurisdiction of organization of such Loan Party);
(vi)    a favorable opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Borrower and the Loan Documents (including enforceability of the Loan Documents under New York law);
(vii)    (x) to the extent reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent), documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Act, at least three Business Days prior to the Effective Date and (y) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial

Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and
(viii)    a closing certificate executed by a Responsible Officer of the Borrower as of or about the Effective Date, certifying as to Sections 4.01(c), (d) and (e).
(b)    The Borrower shall have paid (i) to the Arrangers for their own account any fees due and required to be paid to the Arrangers pursuant to the Fee Letters on or before the Effective Date, and (ii) subject to the limitations set forth in Section 10.04 and to the extent invoiced at least three Business Days prior to the Effective Date, the reasonable out-of-pocket expenses of the Administrative Agent and Arrangers in connection with this Agreement, including the reasonable and documented out-of-pocket fees and expenses of one counsel (including any local counsel) for the Administrative Agent and the Arrangers, taken as a whole.
(c)    Since December 31, 2021, there has not been a Material Adverse Effect (as set forth in clause (a) of the definition thereof).
(d)    The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(e)    No Default or Event of Default has occurred or would occur as a result of the effectiveness hereof.
(f)    The Effective Date shall have occurred on or before December 20, 2022.
For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Effective Date, by funding the Revolving Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.
Section 4.02.    Conditions to all Credit Extensions. The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V (excluding Sections 5.05(d) and 5.06) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a), the first sentence of (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) through (f), respectively, of Section 6.01.

(b)    At the time of such Credit Extension, no Default shall exist and be continuing, or would result from such proposed Credit Extension.
(c)    The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, each L/C Issuer and each Lender on the dates and to the extent required by Section 4.01 and/or 4.02 that:
Section 5.01.    Existence, Qualification and Power; Compliance with Laws. The Borrower, each of its Material Subsidiaries and each Guarantor (a) is (i) duly organized or formed, validly existing and (ii) in good standing, in each case, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case (other than clauses (a)(i) and clause (b)(ii), in each case, with respect to the Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Guarantor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except (other than with respect to clause (a)), to the extent such violation could not reasonably be expected to have a Material Adverse Effect.
Section 5.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Agreement or any other Loan Document, other than (a) such that have been obtained and are in full force and effect, (b) those the failure of which could not reasonably be expected to have a Material Adverse Effect and (c) with respect to execution, SEC filings.
Section 5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Parties in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and general equitable principles.
Section 5.05.    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities required to be shown by GAAP, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments, Indebtedness and Contingent Obligations. Schedule 5.05 sets forth all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries not reflected on the December 31, 2021 audited financial statements referred to above, incurred after the date of such financial statements but prior to the Effective Date, including liabilities for material commitments, Indebtedness and Contingent Obligations.
(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2022, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    The December 31, 2021 Annual Statement of each Insurance Subsidiary that is a Domestic Subsidiary and the September 30, 2022 Interim Statements of each Insurance Subsidiary that is a Domestic Subsidiary (i) were prepared in accordance with SAP consistently applied through the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of each Insurance Subsidiary as of the date thereof and their results of operations for the period covered thereby, subject, in the case of such Interim Statements for clauses (i) and (ii), to the absence of footnotes and normal year-end adjustments; and (iii) show all material indebtedness and other liabilities required to be shown by SAP, direct or contingent, of each Insurance Subsidiary as of the date of such financial statements, including liabilities for taxes, material commitments, Indebtedness and Contingent Obligations.
(d)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(e)    Neither the Borrower nor any of its Subsidiaries has any Off-Balance Sheet Liabilities except those permitted pursuant to Section 7.04(o) or Section 7.04(p).
Section 5.06.    Litigation. Except (a) for liabilities of Insurance Subsidiaries under Insurance Contracts, Reinsurance Agreement and Retrocession Agreements and (b) as set forth in Schedule 5.06, there are no actions, suits or proceedings pending or, to the knowledge of a Responsible Officer of the Borrower, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.07.    No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.08.    Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and indefeasible title to, or valid leasehold interests in, their respective real properties, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.09.    Environmental Compliance. The Borrower and its Subsidiaries have complied with all Environmental Laws, except for any Environmental Laws the non-compliance therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.10.    [Reserved].
Section 5.11.    Taxes. The Borrower and its Subsidiaries have filed all U.S. federal, state and other Tax returns and reports required to be filed, and have paid or made provision for payment of all U.S. federal, state and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or SAP, as applicable, or (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There is no proposed Tax assessment against the Borrower or any Subsidiary that would be reasonably likely to have a Material Adverse Effect.
Section 5.12.    ERISA Compliance. Except as specifically disclosed in Schedule 5.12:
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status, except where loss of such status could not reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) no Pension Plan has any Unfunded Pension Liability; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, in each case, that would not reasonably be expected to have a Material Adverse Effect.
Section 5.13.    Intellectual Property, Licenses, Etc. The Borrower and each of its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are used by the Borrower or such Subsidiary in connection with the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to have any such rights could not reasonably be expected to have a Material Adverse Effect.
Section 5.14.    Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.14 and, after the Effective Date, those permitted in accordance with Section 7.03, and there are no restrictions on the Borrower or any of its Material Subsidiaries (excluding any Strategic Investment Subsidiary and its Subsidiaries) which prohibit or otherwise restrict (i) the ability of the Borrower or any of its Material Subsidiaries to grant any Liens on any of their respective assets, other than (A) with respect to assets subject to Capital Leases or purchase money security interests and those which are licensed or sublicensed to Borrower or any of its Material Subsidiaries and (B) restrictions under contracts to which Subsidiaries are party which became Subsidiaries pursuant to an Acquisition, which contracts and restrictions were in effect prior to such Acquisition or (ii) the transfer of cash or other assets from any Material Subsidiary to the Borrower, other than, in the case of each of the foregoing clauses (i) and (ii), prohibitions or restrictions existing under or by reason of any Loan Document, agreements governing the indebtedness of Fidelity National Financial, Inc., a Delaware corporation, Permitted Liens, agreements governing Indebtedness permitted by Section 7.04, Legal Requirements, customary non-assignment provisions in contracts entered into in the ordinary course of business, Department policies and practices that restrict the ability of Insurance Subsidiaries to grant Liens on, pledge or transfer assets and restrictions that may arise as a result of any covenants or other restrictions in agreements permitted hereunder.
Section 5.15.    Margin Regulations; Investment Company Act.
(a)    Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Credit Extensions hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.
(b)    Neither the Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.16.    Disclosure. No written report, financial statement, certificate or other factual information (other than financial projections, other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading on the date when made.
Section 5.17.    Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.18.    Solvent. The Borrower and its Subsidiaries are on a consolidated basis, Solvent.
Section 5.19.    Licenses. No License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation which is reasonably likely to result in a suspension or revocation. To the knowledge of the Responsible Officers of the Borrower, there is no sustainable basis for such suspension or revocation of any License, the loss of which could reasonably be expected to have a Material Adverse Effect.
Section 5.20.    Employee Matters. There are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal employment opportunity proceedings, wage payment or material unemployment compensation proceedings, material workers’ compensation proceedings or other material labor/employee related controversies pending or, to the knowledge of the Responsible Officers of the Borrower, threatened between the Borrower or any of its Subsidiaries and any of their respective employees, other than employee grievances and other proceedings which could not in the aggregate reasonably be expected to have a Material Adverse Effect.
Section 5.21.    Insurance Subsidiaries. All of the Annual Statements and Interim Statements of any Material Insurance Subsidiary that is a Domestic Subsidiary, together with any other financial or similar statements of the Material Insurance Subsidiaries that are Domestic Subsidiaries provided to the Administrative Agent, are prepared in accordance with SAP and present fairly in accordance with SAP the financial position of such Material Insurance Subsidiary for the period then ended.
Section 5.22.    Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
Section 5.23.    Economic Sanctions, Anti-Money Laundering and Anti-Corruption.
(a)    None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or controlled Affiliate of the Borrower is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, as of the date of this Agreement, Crimea Region of Ukraine, Cuba, Iran,

North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine). The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are and have been in compliance in all material respects with all applicable Sanctions. The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.
(b)    None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law. No part of the proceeds of the Loans will be used, directly or to the Borrower’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other anti-corruption law. The Borrower and its Subsidiaries are in compliance, in all material respects, with the Act and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.
(c)    The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with all applicable Sanctions, anti-corruption laws and anti-money laundering laws and regulations.
ARTICLE VI
AFFIRMATIVE COVENANTS
Until the date no Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than any indemnity or similar contingent obligation not then accrued for which no claim has been made by the Administrative Agent or any Lender) that remains unpaid or unsatisfied and any Letter of Credit shall have been terminated or otherwise have been subjected to L/C Support (such date, the “Termination Date”), the Borrower agrees with the Administrative Agent, the L/C Issuers and the Lenders that:
Section 6.01.    Financial Statements. The Borrower shall deliver to the Administrative Agent:
(a)    within 105 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by a report and opinion of a registered public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or, except as to entities or businesses subject to Permitted Acquisitions only, any qualification or exception as to the scope of such audit;
(b)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a

Responsible Officer as fairly presenting, in accordance with GAAP (except for the absence of footnotes and subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries as of the date thereof;
(c)    within 105 days after the end of each fiscal year (or, if later, the date on which such Annual Statement is required to be delivered to the applicable Department), a copy of the Annual Statement of each Material Insurance Subsidiary that is a Domestic Subsidiary for such fiscal year prepared in accordance with SAP or any otherwise applicable accounting practice and accompanied by the certification of a Responsible Officer of such Material Insurance Subsidiary that such Annual Statement presents fairly in accordance with SAP or any otherwise applicable accounting practice the financial position of such Material Insurance Subsidiary for the period then ended;
(d)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or, if later, the date on which such quarterly Interim Statement is required to be delivered to the applicable Department), a copy of the quarterly Interim Statement of each Material Insurance Subsidiary that is a Domestic Subsidiary for each such fiscal quarter, all prepared in accordance with SAP or any otherwise applicable accounting practice and accompanied by the certification of a Responsible Officer of such Insurance Subsidiary that all such quarterly statements present fairly in accordance with SAP or any otherwise applicable accounting practice the financial position of such Insurance Subsidiary for the period then ended; and
(e)    within 105 days after the close of each fiscal year (or, if later, the date on which such “Statement of Actuarial Opinion” is required to be delivered to the applicable Department), a copy of each “Statement of Actuarial Opinion” of each Material Insurance Subsidiary that is a Domestic Subsidiary which is provided to the applicable Department (or equivalent information should such Department no longer require such a statement) as to the adequacy of loss reserves of such Material Insurance Subsidiary, which opinion shall be in the format prescribed by the Insurance Code.
Section 6.02.    Certificates; Other Information. The Borrower shall deliver to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;
(b)    promptly, copies of all financial statements and material reports that the Borrower or any of its Material Subsidiaries sends or may make to, or file with, any applicable Department;
(c)    the following certificates and other information:
(i)    promptly upon request by the Administrative Agent on behalf of any Lender, (A) a copy of any final financial examination reports or market conduct examination reports issued by a Governmental Authority with respect to any Material Subsidiary of the Borrower (and the Borrower, should it at any time engage or become involved in the business of insurance), relating to the insurance business of each Material Subsidiary or, if applicable, the Borrower (when, and if, prepared) and (B) a copy of any interim report; provided that such Subsidiary or, if applicable, the Borrower shall not have to deliver any interim report requested by a Lender hereunder if a final report is issued and delivered to the Administrative Agent within 90 days of such interim report;

(ii)    promptly after the receipt by a Responsible Officer of the Borrower of such notice, notice of the actual suspension, termination or revocation of any material license of the Borrower or any of its Material Subsidiaries by any Governmental Authority or notice from any Governmental Authority notifying the Borrower or any of its Material Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any of its Material Subsidiaries to take, or refrain from taking, any action or which otherwise could reasonably be expected to have a Material Adverse Effect; and
(iii)    promptly after the receipt by a Responsible Officer of the Borrower of such notice, notice of any material pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business practices or operations of the Borrower or any of its Material Subsidiaries which is reasonably likely to have a Material Adverse Effect.
(d)    promptly upon (i) the acquisition by the Borrower or any of its Subsidiaries of any Person which engages in any material respect in an insurance business or (ii) any Subsidiary of the Borrower or any of its Subsidiaries becoming engaged in any material respect in an insurance business, a certificate of a Responsible Officer stating that such Person or Subsidiary shall be deemed to be an “Insurance Subsidiary” for all purposes of each Loan Document;
(e)    [reserved];
(f)    [reserved];
(g)    promptly after the same are available, copies of each (i) annual report, proxy or financial statement and copies of all annual, regular, periodic and special reports (including Forms 10K, 10Q and 8K) and registration statements which the Borrower files or is required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) without duplication, copies of any certifications or affidavits required by the SEC in connection with the filing of Forms 10K, 10Q and 8K;
(h)    promptly after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Material Subsidiary thereof which could reasonably result in a Material Adverse Effect; and
(i)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Material Subsidiary, including information and documentation requested for purposes of compliance with the Beneficial Ownership Regulation, as the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) through (d) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak Online or an intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative

Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”), it being understood that the Administrative Agent and the Arrangers are utilizing SyndTrak Online with the express understanding that neither the Administrative Agent nor the Arrangers shall be liable for any release of confidential information to unauthorized parties as a result of the operation or administration of SyndTrak Online, and (b) certain of the Lenders (each a “Public Lender”) may have personnel that do not wish to receive material non-public information with respect to the Borrower or its Affiliates or their respective securities of any of the foregoing and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” and shall not post such Borrower Materials on the Platform for Public Lenders.
Section 6.03.    Notices. The Borrower shall promptly notify the Administrative Agent after a Responsible Officer of the Borrower obtains knowledge of:
(a)    (i) the occurrence of any event that constitutes a Default or Event of Default, or (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
(b)    the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate to the extent that such event or events could reasonably result in a Material Adverse Effect, and deliver to the Administrative Agent a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:
(i)    an ERISA Event;
(ii)    a material increase in the contributions to, or the Unfunded Pension Liability of, any Pension Plan since the last annual valuation date;

(iii)    the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or
(iv)    the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;
(c)    except as otherwise disclosed in public filings or otherwise, of any change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Material Subsidiaries that affect the calculation of the financial covenants set forth in Section 7.09;
(d)    of the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect; or
(e)    of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which has had, or which could reasonably be expected to have, a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 6.04.    Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) take all reasonable action to preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and (d) in the case of the Borrower, engage in no business (other than as conducted on the Effective Date) except to hold Equity Interests of its Subsidiaries.
Section 6.05.    Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and except in connection with transactions permitted by Section 7.02 except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.06.    Maintenance of Insurance. The Borrower shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.07.    Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws, orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 6.08.    Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries sufficient to prepare financial statements in conformity with GAAP or SAP, as applicable, consistently applied, shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
Section 6.09.    Inspection Rights. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of their respective properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired (provided that, so long as no Event of Default exists, the Borrower shall only be liable for the expenses (in accordance with Section 10.04(a)) of the Administrative Agent, and only in connection with one such inspection by the Administrative Agent during each calendar year), upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense (in accordance with Section 10.04(a)) of the Borrower at any time during normal business hours and without advance notice.
Section 6.10.    Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions for general corporate purposes, including Permitted Acquisitions and capital contributions to Insurance Subsidiaries.
Section 6.11.    Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge all Taxes upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon any of its properties; provided that neither the Borrower nor any of its Subsidiaries shall be required hereunder to pay any such Tax that (a) is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or SAP, as appropriate or (b) if not paid, would not reasonably be expected to result in a Material Adverse Effect.
Section 6.12.    Designation of Strategic Investment Subsidiaries. If the Borrower elects the option to designate a Strategic Investment Subsidiary as a Subsidiary which is not a Strategic Investment Subsidiary and therefore subject such Person to all covenants and provisions applicable to a Subsidiary, the Borrower shall give five days prior written notice to the Administrative Agent (or such lesser notice as agreed to by the Administrative Agent) of such election.
Section 6.13.    Covenant to Guarantee Guaranteed Obligations. No later than 60 days after the Effective Date (as such period may be extended at the discretion of the Administrative Agent), the Borrower shall cause each Foreign Subsidiary that is at such time an obligor in respect of the FGL Holdings 2025 Senior Notes to become a Guarantor hereunder by causing each such Foreign Subsidiary to execute and deliver to the Administrative Agent a guaranty substantially in the form of the Guaranty Supplement

(with modifications thereto as reasonably agreed by the Administrative Agent), and, thereafter, any such Person shall constitute a Loan Party and a Guarantor for all purposes hereunder. To the extent reasonably requested by the Administrative Agent, concurrently with the execution and delivery of the Guaranty Supplement by any such Foreign Subsidiary, such Foreign Subsidiary shall also deliver to the Administrative Agent documents of the type contemplated by Sections 4.01(a)(iv), (v), and (vii) with respect to such Foreign Subsidiary.
ARTICLE VII
NEGATIVE COVENANTS
Until the Termination Date:
Section 7.01.    Liens. The Borrower shall not, and shall not permit its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    any Lien created under any Loan Document;
(b)    Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.11;
(c)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;
(d)    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, reinsurance agreements and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
(e)    Liens existing on the Effective Date, and, to the extent in excess of $5,000,000 individually, listed on Schedule 7.01;
(f)    Liens consisting of pledges or deposits of cash or securities made by any Insurance Subsidiary as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy the requirements of, any Department;
(g)    Liens consisting of judgment or judicial attachment Liens (other than arising as a result of claims under or related to Insurance Contracts, Retrocession Agreements or Reinsurance Agreements); provided that the enforcement of such Liens is effectively stayed or fully covered by insurance and all such Liens in the aggregate at the time of any creation thereof do not exceed 5% of Net Worth as of the end of the fiscal quarter immediately preceding such creation;
(h)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower;

(i)    Liens securing obligations in respect of purchase money Indebtedness and Capital Leases permitted pursuant to Section 7.04(d) on assets (and proceeds thereof) subject to such leases; provided that (A) any such Lien on purchase money Indebtedness or in respect of Capital Leases covers only the asset (and proceeds thereof) subject to the Capital Lease or being acquired with the proceeds of such purchase money Indebtedness (it being understood that other financings by the same lender or any of its affiliates under Indebtedness also permitted under Section 7.04(d) may be cross collateralized) and (B) such purchase money Indebtedness and Capital Leases are otherwise permitted hereunder;
(j)    Liens securing obligations permitted under Sections 7.04(f) and/or (g), to the extent such Liens are identified and permitted under such Section;
(k)    Liens arising as a result of claims under or related to Insurance Contracts, Reinsurance Agreements or Retrocession Agreements in the ordinary course of business, or securing Indebtedness of Insurance Subsidiaries incurred or assumed in connection with the settlement of claim losses in the ordinary course of business of such Insurance Subsidiaries;
(l)    Liens securing obligations permitted under Section 7.04(h);
(m)    Liens on assets of a Subsidiary securing obligations owed to the Borrower or a Subsidiary and permitted under Section 7.04(m);
(n)    (i) Liens on assets of Insurance Subsidiaries and Subsidiaries thereof securing (x) Indebtedness permitted by Section 7.04(r), (y) obligations under Primary Policies or (z) obligations under transactions entered into in connection with Insurance Investments, (ii) statutory Liens on assets of Insurance Subsidiaries and Subsidiaries thereof and (iii) Liens arising in connection with Insurance Contracts, Reinsurance Agreements and Retrocession Agreements entered into in the ordinary course of business;
(o)    so long as no Event of Default has occurred and is continuing at the time such Lien is granted, other Liens on assets of the Borrower and its Subsidiaries securing obligations of the Borrower and its Subsidiaries (excluding Liens on assets of Strategic Investment Subsidiaries and their respective Subsidiaries permitted under Section 7.01(u)) in an aggregate amount not exceeding at the time of any creation thereof 7.5% of Net Worth as of the end of the fiscal quarter immediately preceding such creation;
(p)    leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Subsidiaries;
(q)    Liens incurred in connection with a Permitted Accounts Securitization and which Liens attach solely to the Transferred Assets in connection with the incurrence of Indebtedness arising in connection with such Permitted Accounts Securitization;
(r)    Liens arising out of deposits by the Borrower and the Subsidiaries of cash, securities or other property (other than any Capital Stock of any such Subsidiary) securing obligations of such Person in respect of (i) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Subsidiary, or (ii) other security arrangements contained or arising in connection with any Insurance Contract, Reinsurance Agreement, Retrocession Agreement or Statutory Reserve Financing in the ordinary course of business;

(s)    any extension, refinancing (but not increase), renewal or replacement of the foregoing; provided that the Liens permitted hereby shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);
(t)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) on commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law or contract encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(u)    Liens on assets of Strategic Investment Subsidiaries and their respective Subsidiaries securing obligations permitted under Section 7.04(o); and
(v)    Liens on the assets of any Insurance Subsidiary securing such Insurance Subsidiary’s obligations under the applicable agreements described in clause (vi) of the last sentence of the definition of “Indebtedness”.
Any Lien permitted above may extend to the proceeds of the assets subject thereto.
Section 7.02.    Consolidations and Mergers; Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or any part of its assets (including receivables, but excluding Equity Interests, and in all cases whether now owned or hereafter acquired) to or in favor of any Person, except:
(a)    (i) any Subsidiary may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person, or with any one or more Subsidiaries; provided that if any transaction shall be between a Subsidiary and a Subsidiary that is a Wholly-Owned Subsidiary, either (x) the Subsidiary that is a Wholly-Owned Subsidiary shall be the continuing or surviving Person or (y) a Subsidiary that is not a Wholly-Owned Subsidiary may be the continuing or surviving Person; provided, the relevant transaction will be treated as an Investment and comply with Section 7.03 (other than Section 7.03(a)(iii)(B)) and (ii) the Borrower or any Subsidiary may merge with any other Person; provided that such merger is consummated as part of a Permitted Acquisition and, in the case of any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;
(b)    any Subsidiary may sell all or any part of its assets (upon voluntary liquidation or otherwise) to (i) the Borrower, (ii) another Subsidiary that is a Wholly-Owned Subsidiary or (iii) another Person; provided, in the case of this clause (iii), the relevant transaction will be treated as an Investment and comply with Section 7.03 (other than Section 7.03(a)(iii)(B));
(c)    the Borrower or any Subsidiary may sell, lease, convey or otherwise dispose of assets (i) if such sale, lease, conveyance or other disposition is (A) of portfolio Investments in the ordinary course of its business at fair market value, (B) of obsolete, worn-out or surplus property and property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, (C) a sale of property to the extent such property is exchanged for credit against the purchase price of replacement property or the Net Disposition Proceeds thereof are applied to the purchase of such replacement property within 360 days of such sale; (D) ordinary course dispositions of inventory, (E) ordinary course dispositions of real estate and related properties in connection with relocation activities for employees of the Borrower and its Subsidiaries; (F) dispositions of tangible property as part of a like kind exchange under Section 1031 of the Code in the ordinary course of business; (G) dispositions of real estate and related properties as part of the resolution or settlement of claims under an Insurance Contract in the ordinary course of business; (H) a voluntary termination of a Swap Contract; (I) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; (J) dispositions in the ordinary course of business of accounts receivable in connection with the collection thereof, (K) a Permitted Accounts Securitization, (L) results in (I) an Investment permitted pursuant to Section 7.03 (other than Section 7.03(a)(iii)(B)), (II) a Permitted Lien or (III) a Restricted Payment permitted by Section 7.06, or (ii) not otherwise permitted to be sold, leased, conveyed or disposed of in clause (i) immediately preceding, (M) dispositions of Insurance Investments by any Insurance Subsidiary (or any Subsidiary of an Insurance Subsidiary), (N) any dispositions pursuant to Insurance Contracts, Reinsurance Agreements, Retrocession Agreements and Statutory Reserve Financings entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice; provided (A) such sale, lease, conveyance or other disposition, in one transaction or a series of transactions, directly or indirectly, does not constitute all or substantially all of the assets of the Borrower and (B) after giving effect to such sale, lease, conveyance or other disposition, the Borrower shall be in compliance with the financial covenants set forth in Sections 7.09(a), 7.09(b) and 7.09(c), in each case on a pro forma basis; provided that compliance with the financial covenant in Section 7.09(c) shall only be so tested at such time if, at such time, the RBC Ratio Test Condition would be satisfied; and
(d)    any binding agreement for the sale, lease, conveyance or other disposition of assets existing on the Effective Date, and, to the extent the transactions or series of related transactions under any such agreement exceeds $5,000,000, as set forth on Schedule 7.02.
Notwithstanding the foregoing, in no event shall FGLIC cease to be a direct or indirect Subsidiary of the Borrower pursuant to any such transaction or any other type of transaction.
Section 7.03.    Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investments, except for:
(a)    (i) Investments constituting Permitted Acquisitions, (ii) Investments by and among the Borrower or any of its Subsidiaries and (iii) Investments consisting of, or resulting from, (A) Permitted Liens, (B) consolidations, mergers or other combinations and sales, conveyances, transfers, leases or other dispositions of assets, in each case, permitted by Section 7.02 (other than Section 7.02(a)(i)(y), (b)(iii) or (c)(i)(L)(I)), (C) Indebtedness permitted by Section 7.04 and (D) Restricted Payments permitted by Section 7.06;
(b)    so long as no Event of Default has occurred and is continuing on the date of such Investment or would result therefrom, other Investments (excluding Acquisitions);
(c)    Insurance Investments by any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary); and
(d)    Investments of the type described in clause (iii) of the last sentence in the definition of “Indebtedness” in connection with Statutory Reserve Financings.
Section 7.04.    Limitation on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    Indebtedness incurred pursuant to this Agreement;

(b)    so long as no Event of Default has occurred and is continuing at the time of the incurrence thereof or after giving effect thereto, (x) Indebtedness of any Loan Party consisting of Contingent Obligations in respect of obligations of other Persons and (y) Indebtedness of any Subsidiary that is not a Loan Party consisting of Contingent Obligations in respect of obligations (other than obligations consisting of debt for borrowed money) of other Persons; provided that, a Subsidiary may not, by virtue of the preceding sub-clause (y), guarantee any obligations that such Subsidiary could not itself otherwise incur under this Section 7.04;
(c)    Indebtedness outstanding on the Effective Date and, to the extent in an individual principal amount in excess of $5,000,000, listed on Schedule 7.04;
(d)    so long as no Event of Default has occurred and is continuing at the time of the incurrence thereof or after giving effect thereto, Indebtedness incurred in the ordinary course of business in connection with Capital Leases and purchase money Indebtedness.
(e)    obligations under Swap Contracts entered into for hedging purposes;
(f)    Indebtedness of the Borrower and its Subsidiaries having a maturity of 92 days or less representing borrowings from a bank or banks with which the Borrower or such Subsidiary has a depository relationship, which borrowings shall be fully secured by Cash Equivalents purchased by the Borrower or such Subsidiary with the proceeds of such borrowings;
(g)    obligations incurred in the ordinary course of business in connection with relocation service transactions and secured by properties which are the subject to such transactions;
(h)    Indebtedness of a Person that becomes a Subsidiary after the Effective Date pursuant to a Permitted Acquisition, which Indebtedness existed prior to such Acquisition and was not created in contemplation thereof;
(i)    non-recourse Indebtedness of Insurance Subsidiaries incurred in the ordinary course of business resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs;
(j)    so long as no Event of Default has occurred and is continuing at the time of incurrence thereof or after giving effect thereto, unsecured Indebtedness of the Borrower or any Guarantor;
(k)    so long as no Event of Default has occurred and is continuing at the time of incurrence thereof, other secured or unsecured Indebtedness of the Borrower and its Subsidiaries, provided the aggregate principal amount of such Indebtedness (excluding Indebtedness of Strategic Investment Subsidiaries and their respective Subsidiaries permitted under Section 7.04(o)) shall not exceed at the time of the incurrence of any thereof 7.5% of Net Worth as of the end of the fiscal quarter immediately preceding any such incurrence;
(l)    obligations consisting of guarantees of any Subsidiary of Indebtedness of insurance agents of an Insurance Subsidiary in an aggregate amount not to exceed at the time of the incurrence of any thereof 3% of Net Worth as of the end of the fiscal quarter immediately preceding such incurrence;
(m)    Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary, provided that, in the case of Indebtedness of the Borrower owing to any Subsidiary, the payment of such Indebtedness is subordinate to the payment of the Obligations in a manner satisfactory to the Administrative Agent;

(n)    Indebtedness incurred in the ordinary course of business by Special Purpose Subsidiaries that hold Insurance Investments to the extent such Indebtedness is non-recourse to the Borrower and its Subsidiaries (other than Special Purpose Subsidiaries);
(o)    Indebtedness of the Strategic Investment Subsidiaries and their respective Subsidiaries, which Indebtedness may be secured by assets of the Strategic Investment Subsidiaries or any of their respective Subsidiaries, provided in no event shall the owner of such Indebtedness have any recourse, directly or indirectly, to the Borrower or any of its Subsidiaries (other than the Strategic Investment Subsidiaries and their respective Subsidiaries) or any of their respective assets;
(p)    so long as no Event of Default has occurred and is continuing at the time of incurrence thereof, Synthetic Lease Obligations, provided the aggregate Attributable Indebtedness in respect thereof shall not exceed at the time of the incurrence of any thereof 3% of Net Worth as of the end of the fiscal quarter immediately preceding such incurrence;
(q)    so long as no Event of Default has occurred and is continuing at the time of incurrence thereof, Indebtedness arising in connection with a Permitted Accounts Securitization;
(r)    Indebtedness in connection with Permitted Transactions entered into by Insurance Subsidiaries or by the Borrower in connection with Investments permitted under Section 7.03(c);
(s)    Indebtedness in connection with drawings, to the extent unreimbursed, under letters of credit in connection with Insurance Contracts, Reinsurance Agreement and Retrocession Agreements; and
(t)    any extensions, renewals or refinancings (but not increases) of the foregoing (other than in respect of any Indebtedness (i) assumed by the Borrower or its Subsidiaries pursuant to Section 7.04(h) or (ii) consisting of the Senior Notes (as defined in Schedule 7.04) to the extent the Senior Notes are then permitted in reliance on Section 7.04(c)).
Section 7.05.    Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower, except upon terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) customary fees paid to members of the Board of Directors of the Borrower and its Subsidiaries, (b) loans and other transactions (i) by and among the Borrower and its Subsidiaries and (ii) permitted by Article VII, (c) the performance of any of the agreements existing on the Effective Date and, to the extent relating to transactions in excess of $5,000,000 individually, identified on Schedule 7.05 and (d) any transaction (or series of related transactions) approved by a majority of the disinterested directors (or members of any similar governing body) of the Borrower.
Section 7.06.    Restricted Payments. The Borrower shall not, and shall not allow any of its Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Equity Interests, or purchase, redeem or otherwise acquire for value any shares of any class of its Equity Interests or any warrants, rights or options to acquire such shares, now or hereafter outstanding, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness described in Section 7.04(j) (collectively, “Restricted Payments”), except that:
(a)    any Subsidiary may declare and pay dividends and tax sharing payments and otherwise declare and make distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Equity Interests, in each case, to the Persons which own its Equity Interests; provided that the share of any of the foregoing made or paid to the Borrower and its other Subsidiaries is as least pro rata to the percentage of Equity Interests in such Subsidiary owned by the Borrower and its other Subsidiaries;
(b)    the Borrower and any Subsidiary may, so long as immediately preceding and after giving effect to any such repurchase, retirement, acquisition or purchase no Event of Default shall have occurred, repurchase, retire or otherwise acquire Equity Interests of the Borrower or such Subsidiary or purchase any warrants, rights or options to acquire such Equity Interests;
(c)    the Borrower and any Subsidiary may, so long as immediately preceding and after giving effect thereto no Event of Default shall have occurred and be continuing, (i) pay cash dividends or (ii) make any other distribution of assets, properties, rights, obligations or securities, to its shareholders so long as, immediately preceding and after giving effect to such other distribution, the Borrower shall be in compliance with the financial covenants set forth in Sections 7.09(a), 7.09(b) and 7.09(c), in each case on a pro forma basis; provided that compliance with the financial covenant in Section 7.09(c) shall only be so tested at such time if, at such time, the RBC Ratio Test Condition would be satisfied;
(d)    the Borrower or any Subsidiary may, so long as immediately preceding and after giving effect thereto no Event of Default shall have occurred, prepay, defease, purchase, redeem or retire any Indebtedness described in Section 7.04(j); provided, that in any event the Borrower may repay, prior to November 22, 2025, any principal amount upon the conversion or mandatory prepayment of any Convertible Indebtedness as long as such repayment complies with the immediately following sentence;
(e)    the Borrower may make payments of interest on any Convertible Indebtedness.; and
(f)    to the extent constituting a Restricted Payment, the Borrower and any Subsidiary may consummate any transaction permitted by Section 7.02 (other than Sections 7.02(c)(i)(L)(III)) and/or Section 7.03 (other than Section 7.03(a)(iii)(D)).
The repayment, prior to November 22, 2025, of any principal amount upon the conversion or mandatory prepayment of any Convertible Indebtedness may be made (A) if such payment is made solely in additional debt securities (on terms reasonably acceptable to the Administrative Agent) or equity securities or (B) if such payment is made in cash, so long as immediately preceding and after giving effect to such payment no Event of Default shall have occurred and (x) the Borrower has Sufficient Liquidity and (y) after giving effect to any such payment, the Borrower is in pro forma compliance with each financial covenant set forth in Section 7.09; provided that compliance with the financial covenant in Section 7.09(c) shall only be so tested at such time if, at such time, the RBC Ratio Test Condition would be satisfied. Issuances by a Person of stock options, restricted stock or other stock-based compensation to officers, directors and employees of such Person shall not constitute Restricted Payments.
Section 7.07.    Change in Business. Other than in connection with a Permitted Acquisition, the Borrower shall not, and shall not permit any of its Material Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the Effective Date and businesses directly related thereto and reasonable extensions thereof.
Section 7.08.    Accounting Changes. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, make any change in accounting treatment or reporting practices that affect the calculation of the financial covenants set forth in Section 7.09, except as required or allowed by GAAP or SAP, or change the fiscal year of the Borrower or of any Subsidiary.

Section 7.09.    Financial Covenants.
(a)    Net Worth. Commencing with the fiscal quarter ending December 31, 2022, the Borrower shall not permit its Net Worth as of the end of any fiscal quarter to be less than the sum of (i) 70% of Net Worth as of September 30, 2022 (the date of such fiscal quarter end, the “Net Worth Test Date”), plus (ii) 50% of any positive quarterly Net Income after the Net Worth Test Date, plus (iii) 50% of cumulative issuances of Capital Stock by the Borrower after the Net Worth Test Date; provided that, there shall be no deduction in clause (ii) for any negative quarterly Net Income.
(b)    Total Debt to Total Capitalization Ratio. Commencing with the fiscal quarter ending December 31, 2022, the Borrower shall not permit its Total Debt to Total Capitalization Ratio to be greater than 0.35 to 1.0 at the end of any fiscal quarter.
(c)    Minimum RBC Ratio. Commencing with the fiscal quarter ending December 31, 2022, the Borrower shall not permit the RBC Ratio of FGLIC as at the end of any fiscal quarter to be less than 300%; provided that the RBC Ratio shall be tested at the end of any fiscal quarter only if, on such date, either (x) the Borrower has a Debt Rating from any of S&P, Moody’s or Fitch that is listed in Level 4 of the Applicable Rate grid (or that is lower than any such Debt Rating listed in Level 4) or (y) the Borrower does not have a Debt Rating from each of S&P, Moody’s or Fitch (the circumstances described in clauses (x) and (y), each an “RBC Ratio Test Condition”).
Section 7.10.    Restrictive Agreements, Etc. The Borrower shall not, and shall not permit any of its Material Insurance Subsidiaries to, enter into any agreement (other than pursuant to Legal Requirements and excluding any Loan Document) prohibiting any of its Subsidiaries from making any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements and accruals or other returns on investments, or any other agreement or arrangement which prohibits any such Subsidiary from making any payment, directly or indirectly, to the Borrower in an aggregate amount in excess of 1% of Net Worth (computed as of the end of the fiscal quarter immediately preceding the date the agreement becomes effective) for all such agreements, other than any covenants or other restrictions in agreements evidencing or governing Permitted Liens or Indebtedness permitted under Section 7.04.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01.    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any Facility Fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a)(i) or Article VII applicable to it; or
(c)    Other Defaults. The Borrower or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness incurred pursuant to any Indebtedness or Contingent Obligation (other than Indebtedness hereunder, Indebtedness under Swap Contracts, Indebtedness permitted under Section 7.04(m), intercompany accounts payable, and Capital Lease liabilities or purchase money Indebtedness with respect to which a bona fide dispute exists which is being actively contested by the Borrower or the applicable Subsidiary) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than 3% of Net Worth as of the fiscal quarter immediately preceding any such failure, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Indebtedness to become payable or cash collateral in respect thereof to be demanded, excluding, however, any such event creating any right of conversion or mandatory prepayment of any Convertible Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof (excluding any portion thereof payable in common Equity Interests of the Borrower or such Subsidiary) is greater than 3% of Net Worth as of the fiscal quarter immediately preceding any such Early Termination Date; or
(f)    Insolvency Proceedings, Etc. The Borrower, any Guarantor or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Insurance Subsidiary shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by an Governmental Authority; or
(g)    Inability to Pay Debts; Attachment. (i) The Borrower, any Guarantor or any Material Subsidiary ceases to be Solvent, or becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)    Judgments. There is entered against the Borrower, any Guarantor or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding 3% of Net Worth (to the extent not covered by an indemnity from a creditworthy indemnitor or independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Material Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 3% of Net Worth (calculated as of the end of the fiscal quarter immediately preceding the occurrence of such ERISA Event); (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds 3% of Net Worth (calculated as of the end of the fiscal quarter immediately preceding the most recent increase in Unfunded Pension Liability); or (iii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of 3% of Net Worth (calculated as of the end of the fiscal quarter immediately preceding such failure to pay); or
(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Loss of Licenses. Any Governmental Authority revokes, fails to renew or suspends any License of the Borrower or any Subsidiary, which revocation, failure or suspension has had or would reasonably be expected to have a Material Adverse Effect, or the Borrower or any Subsidiary for any reason loses any License which loss has had or would reasonably be expected to have a Material Adverse Effect, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any License which imposition has had or would reasonably be expected to have a Material Adverse Effect; or
(m)    [reserved]; or
(n)    Governmental Action. The Borrower or any of its Subsidiaries shall be required by any applicable bank regulatory authority, any applicable insurance regulatory authority or other Governmental Authority to enter into, after the Effective Date, any indenture, agreement, instrument or other arrangement (including any capital maintenance agreement) that directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes material adverse conditions upon the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of Investments or the disposition of property or requires the making of capital contributions to, or other Investments in, any such Subsidiary in an aggregate amount which has a Material Adverse Effect.
Section 8.02.    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation (if any) of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 100% of the face amount of such Letter of Credit); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it the Lenders and the L/C Issuers under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of any Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and the obligation (if any) of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, expenses and disbursements of any law firm or other external counsel and amounts payable under Article III) payable to the Administrative Agent under the Loan Documents in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuers (including reasonable fees, expenses and disbursements of any law firm or other external counsel and amounts payable under Article III) under the Loan Documents, ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees interest on the Loans, L/C Reimbursement Loans and other Obligations arising under the Loan Documents ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably among the Lenders and L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Reimbursement Loans, and (B) to Cash Collateralize the L/C Obligations to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.14 or 2.15; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuer to Cash Collateralize L/C Obligations, (y) subject to Sections 2.14 and 2.15, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause Fourth shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 8.03; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
Section 9.01.    Appointment and Authority. Each of the Lenders and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by each L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX, and (B) as additionally provided herein with respect to such L/C Issuer.
Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative

Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed and in any event shall not be required at any time Event of Default under Section 8.01(a) or (f) exists and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having combined capital and surplus in excess of $1,000,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed and in any event shall not be required at any time an Event of Default under Section 8.01(a) or (f) exists and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, and (b) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
Section 9.07.    Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and any Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans is experienced in making, acquiring or holding such commercial loans.
Section 9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.11.    Guaranty Matters. Upon the written request of the Borrower to the Administrative Agent, any Guarantor shall be automatically released from its Guaranty and its obligations in its capacity as a Guarantor subject to satisfaction of the following conditions precedent: (i) such Guarantor ceasing to be an obligor under the FGL Holdings 2025 Senior Notes and it shall not have become an obligor under any refinancing Indebtedness in respect thereof (including any such refinancing Indebtedness incurred pursuant to Section 7.04(t) but excluding, for the avoidance of doubt, the Loans), (ii) no Event of Default existing at such time and no Event of Default would result from such release and (iii) receipt by the Administrative Agent of documentation evidencing the foregoing that is reasonably satisfactory to the Administrative Agent (including, if requested, a customary certificate from a Responsible Officer of the Borrower as to the matters in the preceding clauses (i) and (ii)). Each Lender and L/C Issuer hereby authorizes any such release contemplated by the preceding sentence and the execution and delivery by the Administrative Agent of documentation in connection therewith. In addition, upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.
ARTICLE X
MISCELLANEOUS
Section 10.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent (such acknowledgement not to be unreasonably withheld, conditioned or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, no such amendment, waiver or consent shall:
(a)    except as expressly contemplated by Section 9.11, release all or substantially all of the value of the Guaranty, without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (but, in the case of an increase pursuant to Section 2.13, without the additional need of consent of the Required Lenders); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or extension of any Commitment of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (but without the additional need of consent of the Required Lenders);
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii)) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (but without the additional need of consent of the Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)    change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the

Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the Borrower and the party thereto whose fees are being amended or rights or privileges thereunder are being waived and (iv) no amendment, waiver or consent shall, unless in writing and signed by the relevant L/C Issuer (without the consent of any other Lender), affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or extension of any Commitment of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders (other than as a result of the Applicable Percentages of the respective Lenders being different) shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and extended or restated, supplemented or otherwise modified) with the written consent of (x) the Required Lenders, the Borrower and the Administrative Agent (i) to add one or more additional revolving credit facilities or tranches to the existing credit facility, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding with the existing credit facility and tranches hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders and the Borrower, the Lenders providing such additional credit facilities or tranches to participate in any required vote or action required to be approved by the Required Lenders or by any other member or percentage of Lenders hereunder, provided, however, in no event shall this paragraph modify the provisions of Section 10.01(b) or Section 10.01(c) and (y) the Administrative Agent and the Borrower (i) to correct administrative errors or omissions, or to effect administrative changes that are not materially adverse to any Lender without any further consent of any Lender, (ii) to add one or more documentation agents or similar agents from time to time and/or (iii) pursuant to Section 3.03(b) to implement a Successor Rate (including any Successor Rate Conforming Changes).
Section 10.02.    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise provided in this Agreement, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes and except as otherwise provided in this Agreement, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, willful misconduct or breach, in bad faith, of this Agreement by such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including any telephonic or electronic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Arrangers, taken as a whole, and a single local counsel in each relevant material jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel for the Administrative Agent and the Arrangers, taken as a whole (and a single local counsel in each relevant material jurisdiction), and such additional counsel as reasonably required by any Lender in light of conflicts of interest, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related documented expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel for all the Indemnitees, taken as a whole, and such additional counsel as reasonably required by any Indemnitee in light of conflicts of interest or the availability of different claims or defenses), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (other than costs of Lenders other than Bank of America incurred solely in connection with the negotiation of the initial terms of this Agreement and the execution and delivery of this Agreement), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an

Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are the result of claims asserted against an Indemnitee by another Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each party hereto shall not assert, and hereby waives any claim against each other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. None of the Borrower, the Administrative Agent (and any sub-agent thereof), any Lender, and any Related Party of any of the foregoing Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by any of the foregoing Persons through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than, with respect to any Person, for direct or actual damages resulting from the gross negligence or willful misconduct of such Person or the material breach of the Loan Documents by the Borrower, the Administrative Agent (and any sub-agent thereof), any Lender, and any Related Party of any of the foregoing Persons, as applicable, as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor together with supporting documentation reasonably acceptable to the Borrower.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 10.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.06.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or

8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment of Commitments or Loans except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the

Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans and Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including, the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as Swing Line Lender and L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.15(c)).
Section 10.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential), (b) to the extent required or requested by any regulatory authority with jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c), it being understood that any such Eligible Assignee or Participant will be informed of the confidential nature of such Information and will agree to keep such Information confidential, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower without breach of any duty of confidentiality known to the Administrative Agent or such Lender or (z) is independently developed by a party hereto based exclusively on information the disclosure of which would not otherwise be restricted by the terms of this Section 10.07. For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
Section 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not any deposits held in a custodial, trust or other fiduciary capacity) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Termination Date.

Section 10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.13.    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent (if such amendment, waiver or consent continues to be under consideration at the time of such assignment).
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Section 10.14.    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT, EACH L/C ISSUER AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(B)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers, each L/C Issuer and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers, any L/C Issuer nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the L/C Issuers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.17.    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Revolving Loan Notices, Swing Line Loan Notices) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower or such Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Guarantor in accordance with the Act. The Borrower and the Guarantors shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 10.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority
Section 10.20.    Electronic Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the parties hereto agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart thereof. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Section 10.21.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Section 10.22.    Recovery of Erroneous Payments.
(a)    Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
(b)    The provisions of this Section 10.22 are solely agreements among the Lender Recipient Parties and the Administrative Agent and shall not impose or increase any obligations on the Borrower and the Loan Parties.
ARTICLE XI
GUARANTY
Section 11.01.    Guaranty. (a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guaranteed Obligations. Without limiting the generality of the foregoing, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer under or in respect of the Loan Documents, in each case, giving rise to such Guaranteed Obligations (collectively, the “Guaranteed Documents”) but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not of collection.
(b)    Each Guarantor, and by its acceptance of this Article XI, the Administrative Agent, on behalf of itself and each Lender, hereby confirm that it is the intention of all such Persons that this Article XI and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Article XI and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Article XI at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance under Debtor Relief Law or any comparable provision of applicable Law.
Section 11.02.    Contribution. Subject to Section 11.03, each Guarantor hereby unconditionally agrees that in the event any payment shall be required to be made to the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer under this Article XI or any other Guaranty, such Guarantor in its capacity as such will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer under or in respect of the Guaranteed Documents.
Section 11.03.    Guaranty Absolute. Each Guarantor guarantees that its Guaranteed Obligations will be paid in accordance with the terms of the Guaranteed Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer with respect thereto. The Obligations of each Guarantor under or in respect of this Article XI are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Guaranteed Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Article XI, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional, and each Guarantor hereby irrevocably waives any defenses (other than payment in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way, including relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Guaranteed Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Guaranteed Documents, or any other amendment or waiver of or any consent to departure from any Guaranteed Document, including any increase in its Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)    [reserved];

(d)    [reserved];
(e)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
(f)    any failure of the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Administrative Agent, Swing Line Lender, Lender or L/C Issuer (each Guarantor waiving any duty on the part of the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer to disclose such information);
(g)    the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to its Guaranteed Obligations; or
(h)    any other circumstance or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than satisfaction in full of the Obligations.
This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of such Guarantor’s Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Swing Line Lender, any Lender or any L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
Section 11.04.    Waiver and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of its Guaranteed Obligations and this Article XI (other than any demand, presentment or notice expressly required by the Guaranteed Documents) and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.
(b)    Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Article XI and acknowledges that this Article XI is continuing in nature and applies to all of its Guaranteed Obligations, whether existing now or in the future.
(c)    Each Guarantor hereby unconditionally and irrevocably waives any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor under this Article XI.
(d)    Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any of the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Person.
(e)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements and other accommodations contemplated by the Guaranteed Documents and that the waivers set forth in this Article XI are knowingly made in contemplation of such benefits.
Section 11.05.    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect any Guaranteed Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the Termination Date, (b) the Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit or other provision therefor in full in a manner reasonably satisfactory to the L/C Issuer, such amount shall be received and held in trust for the benefit of the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Guarantor’s Guaranteed Obligations and all other amounts payable by it under this Article XI, whether matured or unmatured, in accordance with the terms of the Guaranteed Documents. If (i) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall have been paid in full in cash, (ii) the Maturity Date shall have occurred and (iii) all Letters of Credit shall have expired or been terminated or other provision therefor in full shall have been made in a manner reasonably satisfactory to the L/C Issuer, the Lenders will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Article XI.
Section 11.06.    [Reserved].
Section 11.07.    Covenants. Each Guarantor covenants and agrees that, from the Effective Date to the Termination Date, such Guarantor will perform and observe all of the terms, covenants and agreements set forth in the Loan Documents on its part to be performed or observed or that the Borrower has agreed to cause such Guarantor to perform or observe.
Section 11.08.    Release of Guarantors. A Guarantor shall automatically be released from this Article XI and its obligations hereunder upon the circumstances described in Section 9.11. The Administrative Agent will, at the Borrower’s expense, execute and deliver to such Guarantor such documents as the Borrower shall reasonably request to evidence the release of such Guarantor from its Guaranty hereunder pursuant to this Section 11.08; provided, that the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower to the effect that the release of such Guarantor is in compliance with the Loan Documents. The Administrative Agent shall be authorized to rely on any such certificate without independent investigation.

Section 11.09.    Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit H or such other form of guaranty or guaranty supplement to guarantee the Guaranteed Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (each, a “Guaranty Supplement”), (a) such Person shall become and be a Guarantor hereunder, and each reference in this Article XI to a “Guarantor” shall also mean and be a reference to such additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such additional Guarantor, and (b) each reference herein to “this Article XI”, “hereunder”, “hereof” or words of like import referring to this Article XI, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Article XI, shall mean and be a reference to this Article XI as supplemented by such Guaranty Supplement.
Section 11.10.    No Waiver; Remedies. No failure on the part of the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 11.11.    Continuing Guaranty; Assignments under this Agreement. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Swing Line Lender, any Lender and/or any L/C Issuer and their permitted successors, transferees and assigns. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

F&G ANNUITIES & LIFE, INC.

By:	/s/ Wendy J.B. Young
Name: Wendy J.B. Young
Title: Chief Financial Officer
Signature Page to Credit Agreement

FGL US HOLDINGS INC.
FIDELITY & GUARANTY LIFE HOLDINGS, INC.
FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC.

By:	/s/ Wendy J.B. Young
Name: Wendy J.B. Young
Title: Executive Vice President & Chief Financial Officer
Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Aamir Saleem

Name: Aamir Saleem

Title: Vice President
Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

By:	/s/ Chris Choi
Name: Chris Choi
Title: Managing Director
Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Austin M. Bennett
Name: Austin M. Bennett
Title: Vice President
Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Tim Stephens
Name: Tim Stephens
Title: Authorized Signatory
Signature Page to Credit Agreement

CITIBANK N.A., as a Lender

By:	/s/ Thomas Christopher
Name: Thomas Christopher
Title: Senior Vice President
Signature Page to Credit Agreement

CITIZENS BANK, N.A., as a Lender

By:	/s/ Dora Yagudayeva
Name: Dora Yagudayeva
Title: Vice President
Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ashley Braniecki
Name: Ashley Braniecki
Title: Vice President
Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kimberly Shaffer
Name: Kimberly Shaffer
Title: Managing Director
Signature Page to Credit Agreement

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Wing Yee Lee-Cember
Name: Wing Yee Lee-Cember
Title: Authorized Signatory
Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory
Signature Page to Credit Agreement